Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,
MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT
MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

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COLLABORATION AGREEMENT

BETWEEN

ADAPTIMMUNE LIMITED

AND

AIS OPERATING CO., INC.

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Exhibits

Exhibit 1 – Initial Research Programs

Exhibit 2 – Payments

Exhibit 3 – Data Protection

Exhibit 4 – Governance

Exhibit 5 – Press Release

Exhibit 6 – Alpine Patents

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COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (“Agreement”) is made and entered into on 14 May 2019 (“Effective Date”) BETWEEN

(A)        ADAPTIMMUNE LIMITED having its principal place of business at 60 Jubilee Avenue, Milton Park, Abingdon, Oxon, OX14 4RX, United Kingdom (“Adaptimmune”); and

(B)        AIS OPERATING CO., INC., f/k/a Alpine Immune Sciences, Inc., having its principal place of business at 201 Elliot Avenue West, Suite 230, Seattle, WA 98119, United States (“Alpine”).

Alpine and Adaptimmune are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

(A)        Adaptimmune is a biotechnology company that is engaged in research and development of TCR therapies for pharmaceutical therapy use.

(B)        Alpine is a biotechnology company that has proprietary variant lg Domain technology which can be used to identify and engineer immune proteins to assist, activate or otherwise modulate immune cell interactions.

(C)        Alpine and Adaptimmune desire to collaborate in certain Research Programs (as defined below) to conduct research and preclinical development of products that combine Adaptimmune’s TCR therapies with Alpine’s SIP/TIP technology.

(D)        Following the Completion of each Research Program, Adaptimmune will have the Option to obtain an Exclusive License to further develop and commercialize Products arising therefrom (all capitalized terms as defined below).

(E)        Based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows.

THE PARTIES AGREE:

1.          DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below or elsewhere herein, unless otherwise specifically indicated herein.

Acceptance	is defined in Clause 3.1.3;
Accounting Standard

means, either (a) International Financial Reporting Standards (“IFRS”) or (b) US generally accepted accounting principles (“GAAP”), in either case, which standards or principles (as applicable) are currently used at the applicable time, and as consistently applied, by the applicable Party;

Acquiring Third Party

means a Third Party (including in each case any entity which directly or indirectly controls, is controlled by, or is under common control with such Third Party) which, as at the date of the Change of Control, controls or owns [***];

Adaptimmune Background IP

means all Intellectual Property Rights that (a) are Controlled by Adaptimmune or its Affiliates as of the Effective Date, or (b) created or developed by Adaptimmune or its Affiliates during the Term other than in the performance of this Agreement;

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Adaptimmune Foreground IP	is defined in Clause 10.1.2(a);
Adaptimmune Indemnitees	is defined in Clause 14.2;
Adaptimmune Licensed IP

means any of the Adaptimmune Background IP or Adaptimmune Foreground IP or Joint Foreground IP co-owned by Adaptimmune, subject to Clause 6.6, that is necessary or reasonably useful for the performance of the Research Program;

Adaptimmune Platform Technology	shall mean technology created or developed by Adaptimmune outside of the performance of this Agreement, whether prior to or after the Effective Date, including [***];
Adjusted Net Sales	means, with respect to each Product, [***] (a) [***], and (b) [***] of Net Sales of such Product in such period;
Affiliate

means, with respect to a Party, any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party.  For purposes of this Clause, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party;

Agreement	means this Agreement;
Alliance Manager	means the individual appointed by each Party as the principal point of contact for communication between the Parties under this Agreement and appointed in accordance with Clause 2.1.3;
Alpine Background IP

means all Intellectual Property Rights that (a) are Controlled by Alpine or its Affiliates as of the Effective Date, or (b) created or developed by Alpine or its Affiliates during the Term other than in the performance of this Agreement;

Alpine Foreground IP	is defined in Clause 10.1.2(b);
Alpine Indemnitees	is defined in Clause 14.1;
Alpine Licensed IP	means any of the Alpine Background IP, Alpine Foreground IP or Joint Foreground IP co-owned by Alpine, subject to Clause 6.6, which either (a) [***]; or (b) [***];
Alpine Patents	means the Patents set out in Exhibit 6;
Alpine Platform Technology	means the platform technology created or developed by Alpine outside of the performance of this Agreement, whether prior to or after the Effective Date, including its [***];
Anticorruption Laws	is defined in Clause 17.1.1;
Applicable Laws

means all applicable international, multinational, national, regional, state, provincial and local laws, rules, regulations, ordinances, declarations, requirements, directives, guidance, policies and guidelines which are in force during the Term and in any jurisdiction in which any Clinical Trial or other activity under this Agreement is performed or in which any Product is manufactured, sold or supplied to the extent in each case applicable to any Party to this Agreement, including, as applicable to activities hereunder, the regulations and

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regulatory guidance promulgated by the FDA, the Consolidated Guidance E6 on Good Clinical Practice adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, as ratified by the FDA and the Clinical Trials Directive (Directive 2001/20/EC of 4th April 2001) and the respective implementing legislation,  the conditions and requirements imposed by the related ethics committee and any of the foregoing which relate to ethical business conduct, the import or export of goods, technical data or other items, and data protection and privacy rules, as any of the foregoing may be amended from time to time;

Background IP	means, as applicable, the Alpine Background IP and the Adaptimmune Background IP;
Biosimilar

means any drug or biological product that is subject to review under an abbreviated approval pathway as a biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under the FD&C Act or the PHS Act and related rules and regulations, or the corresponding or similar laws, rules and regulations of any other jurisdiction and where such drug or biological product obtains Regulatory Approval based on, or in part on, reference to any data or Regulatory Approval applicable to a Product hereunder;

Bona Fide Internal Program	is defined in Clause 3.1.3;
Change of Control

means with respect to a Party, (a) the sale or disposition to a Third Party of all or substantially all of the business or assets of such Party to which the subject matter of this Agreement relates, including all of or substantially all of the Licensed IP under which such Party has granted rights to the other Party under this Agreement; or (b) (i) the acquisition by a Third Party of more than fifty percent (50%) of the issued voting shares or stock in such Party, or (ii) the acquisition, merger or consolidation of such Party with or into a Third Party.  A Change of Control will not include an acquisition, merger or consolidation or similar transaction of a Party in which the holders of the voting shares in such Party immediately prior to such acquisition, merger, consolidation or transaction, will beneficially own, directly or indirectly, at least fifty percent (50%) of the voting shares in the Third Party or the surviving entity in such acquisition, merger, consolidation or transaction, as the case may be, immediately after such acquisition, merger, consolidation or transaction;

Clinical Trial

means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Phase IV Clinical Trial, as the case may be, and any clinical studies specifically including pediatric subjects, or any other equivalent trial in which any Product is administered to a human subject;

CMC	means chemistry, manufacturing and control;
Combination Therapy	Is defined in Clause 6.3.1;

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Commercially Reasonable Efforts

means, on a Party-by-Party basis, that level of effort and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the general practice followed by the Party in the exercise of its reasonable business discretion relating to other pharmaceutical therapies or products owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or life, taking into account issues of patent coverage, safety and efficacy, therapy profile, the competitiveness of any therapy in development and in the marketplace, supply chain management considerations, the proprietary position of the product or therapy, the regulatory structure involved, the profitability of the applicable therapies (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors;

Competing Product	means a cell therapy comprising [***]
Completion	is defined in Clause 3.5;
Confidential Information	is defined in Clause 11.1;
Control or Controlled by

means the rightful possession by a Party, whether directly or indirectly and whether by ownership, license (other than pursuant to this Agreement) or otherwise, as of the Effective Date or during the Term, of the right (excluding where any required Third-Party consent cannot be obtained) to grant a license, sublicense or other right to exploit any Intellectual Property Rights as provided herein, without violating the terms of any agreement with any Third Party;

Covers or Covered or Covering

means, with respect to a particular Patent or Intellectual Property Right and in reference to a particular compound, process or Product (whether alone or in combination with one or more other ingredients) that the use, manufacture, sale, supply, import, offer for sale of such compound or product or use of such process would infringe a valid claim of such Patent in the absence of any license granted under this Agreement, or in the case of a patent application would infringe the claim of such patent application if such patent application was a granted patent;

Development Candidate

means, with respect to a given Research Program, the first Product, if any, resulting from such Research Program and selected by Adaptimmune, considering JSC and JPT input, as meeting the applicable criteria [***];

Disclosing Party	is defined in Clause 11.1;
Dispute	is defined in Clause 16.1;
Effective Date	is defined in the Preamble;
EMA	means the European Medicines Agency and any successor thereto;
Enforcement	is defined in Clause 10.4.3;
EU

means the member states of the European Union and Switzerland, or any successor entity thereto performing similar functions, and for the purposes of this Agreement shall also be deemed to include the UK;

EU Major Market	means any one of [***];

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Exclusive License	is defined in Clause 6.3.1;
FDA	means the US Food and Drug Administration, or any successor entity thereto performing similar functions;
Field	[***]
First Commercial Sale

means, with respect to a particular Product, the first sale of such Product to a Third Party following the obtaining of Marketing Approval for such Product in any country, excluding, however, any shipment or invoicing or other distribution of such Product for use (a) in a Clinical Trial, (b) on a named-patient basis, (c) for compassionate use, (d) under Treatment IND, or (e) in any nonregistrational studies (e.g. an investigator-initiated trial);

Foreground IP	means any Intellectual Property Rights created or developed in the performance of this Agreement, including under any Research Program;
GMP

means all current Good Manufacturing Practices applicable to biopharmaceuticals in the US and/or in the EU, as are in effect from time to time during the Term and in each case as applicable to the activities being carried out under this Agreement;

Governmental Official	is defined in Clause 17.1.2;
GLP

means all applicable current Good Laboratory Practice standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the EU and other organizations and governmental agencies in countries in which the relevant activity under this Agreement is being performed;

GXP	means any of the following as applicable to this Agreement: GLP and GMP;
IND

means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of Clinical Trials of a Product, or any comparable or equivalent filing (including any Clinical Trial Authorization filed in the EU) with any relevant regulatory authority in any other jurisdiction required before the commencement of any Clinical Trial in such jurisdiction;

Indemnitee	is defined in Clause 14.3;
Indemnitor	is defined in Clause 14.3;
Infringement	is defined in Clause 10.4.1;
Initial Program Targets	means [***];
Initial Research Programs	means the two Research Programs described in Exhibit 1;

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Intellectual Property Rights

means Patents, rights to discoveries, inventions, copyrights and related rights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Joint Foreground IP	is defined in Clause 10.1.2(c);
JPT	is defined in Exhibit 4;
JSC	is defined in Exhibit 4;
Licensed IP	means, as applicable, the Alpine Licensed IP and the Adaptimmune Licensed IP;
Loss or Losses	is defined in Clause 14.1;
MAA or Marketing Approval Application

means a BLA, sBLA, NDA, sNDA and any equivalent thereof in the US or any other country or jurisdiction.  As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Product; “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Product and “sNDA” means a supplemental NDA;

[***]	[***]
Milestone Events	is defined in Clause 8.3;
Milestones	is defined in Clause 8.3;
Net Sales

means, with respect to a particular Product for any period, the amount which reflects the gross amount invoiced for such Product sold by Adaptimmune or its Affiliates or Sublicensees less the following deductions in relation to each Product, to the extent in each case such deductions are actually made and accounted for within Adaptimmune’s or its Affiliates’ or Sublicensees’ accounts:

(a)   credits, reserves or allowances granted for damaged, outdated, returned, rejected, withdrawn or recalled Product;

(b)   trade, quantity and cash discounts allowed;

(c)   discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other similar allowances which effectively reduce the net selling price;

(d)   that portion of the sales value associated with, and reasonably attributable to, drug delivery systems or other associated therapy requirements (including screening assays, companion diagnostics and other associated assays) and to the extent invoiced with a Product;

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(e)   allowance for distribution expenses;

(f)    taxes imposed in connection with the sales and disposition of such Product and actually paid by Adaptimmune or its Affiliates or Sublicensees;

(g)   duties and any other governmental charges or levies imposed upon the import or export, or manufacture or sale of a Product, including the annual fee imposed on the pharmaceutical manufacturers by the US government (but, for clarity, excluding income or franchise taxes); and

(h)   any other similar and customary deductions which are in accordance with the Accounting Standards and which are consistently used by Adaptimmune, its Affiliates or Sublicensees in connection with its public financial reporting requirements.

The supply of Products for use (a) in a Clinical Trial, (b) on a named-patient basis, (c) for compassionate use, (d) under Treatment IND, or (e) in any nonregistrational studies (e.g. an investigator-initiated trial) shall not constitute a Net Sale.

The supply of Products to Affiliates or Sublicensees will not constitute a Net Sale, but the subsequent resale of Product to a Third Party that is not a Sublicensee shall be included within the computation of Net Sales.

[***]

Non-Prosecuting Party	means, with respect to a Patent, the Party other than the Prosecuting Party for such Patent;
Non-Publishing Party	is defined in Clause 12.3.1;
Option	Is defined in Clause 6.2;
Option Period	is defined in Clause 6.2;
Other Program Target	means any Target, other than the Initial Program Targets, which has been Accepted in accordance with clause 3.1.3;
Other Research Program

means any Research Program, other than the Initial Research Programs, established to develop a SIP or TIP for an Other Program Target following the Acceptance of such Other Program Target in accordance with Clause 3.1.3;

Party or Parties	is defined in the Preamble;
Patent(s)

means any and all patents and patent applications and any patents issuing therefrom or claiming priority therefrom, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing;

Patent Expert	is defined in Clause 10.1.2;

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Person

means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization;

Phase I Clinical Trial

means a human clinical trial, the principal purpose of which is preliminary determination of safety, pharmacokinetics and pharmacodynamics parameters of a Product in healthy individuals or patients, as described in 21 C.F.R. § 312.21(a), or similar clinical study in a country other than the US;

Phase II Clinical Trial

means a human clinical trial, the principal purpose of which is to explore a variety of doses, dose response, and duration of effect, and to provide a preliminary determination of clinical safety and efficacy of a Product for a particular therapeutic indication or therapeutic indications in a target patient population, as described in 21 C.F.R. § 312.21(b), or similar clinical study in a country other than the US; provided, that, to the extent there is any ambiguity as to whether a given human clinical trial constitutes a Phase II Clinical Trial or a “Phase I(b)” clinical trial [***];

Phase III Clinical Trial

means a human clinical trial (including a pivotal or registration trial), the principal purpose of which is to (a) demonstrate clinically and statistically the efficacy and safety of a Product for its intended one or more indications, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the Collaboration Product in the dosage range to be prescribed, and (c) to obtain Regulatory Approval of such Product for such indication(s), as further defined in 21 C.F.R. § 312.21(c) or a similar clinical study in a country other than the US; provided, that, (i) to the extent there is any ambiguity as to whether a given human clinical trial constitutes a Phase III Clinical Trial or a “Phase II(b)” clinical trial, [***] and (ii) [***];

Post-Acquisition Internal Program	is defined in Clause 3.1.3;
Product

means, with respect to a specific Research Program and Program Target, an adoptive cell therapy comprising both “X” plus “Y” (as combined, the “Basic Product”) and optionally “Z”, where Z may be coformulated, engineered in, or otherwise sold together as a kit with the Basic Product and for a single price (any such therapy which includes a Basic Product plus Z, a “Combination Product”), where:

•     “X” means a TCR-engineered human T-cell developed by Adaptimmune or its Affiliates (a “TCR-T”), which TCR-T may be the TCR-T identified as of the date of Option exercise under such Research Program and included within the Development Candidate, or identified after exercise of the Option, in each case, alone or including one or more other moieties or excipients in such TCR-T;

•     “Y” means the specific form of a SIP or a TIP that was developed during such Research Program for combining with a TCR-T; and

•     “Z” means any other active agent or moiety owned or Controlled by Adaptimmune or its Affiliates or Sublicensees, or to which Adaptimmune, its Affiliates or Sublicensees has access.

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Program Target	means the Initial Program Targets and any Other Program Target;
Prosecute or Prosecute and Maintain or Prosecution and Maintenance

means, with respect to a Patent, all activities associated with the preparation, filing, prosecution and maintenance of such Patent , as well as activities associated with re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, pre- and post-grant proceedings, the defense of oppositions and other similar proceedings with respect to that Patent;

Prosecuting Party	means, with respect to a Patent, the Party responsible for Prosecution such Patent, under Clause 10.2;
Public Disclosure	is defined in Clause 12.2.2;
Publication	is defined in Clause 12.3.1;
Publishing Party	is defined in Clause 12.3.1;
Receiving Party	is defined in Clause 11.1;
Regulatory Approval

means the technical, medical and scientific licenses, registrations, authorizations and approvals required for marketing or use of a Product (including approvals of, BLAs, IND applications, pre- and post-approvals, and labeling approvals and any supplements and amendments to any of such approvals) from any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a Product in a regulatory jurisdiction.  In the US, Regulatory Approval means approval of any Marketing Approval Application or equivalent by the FDA.  Regulatory Approval shall include obtaining any pricing reimbursement or other pricing approval requirement;

Regulatory Authority	means the FDA, EMA, any other regulatory authority or governmental body with regulation or governance over the performance of any part of the activities under this Agreement;
Release	is defined in Clause 12.1;
Replaced Product	is defined in Clause 8.3.5;
Replacement Product	is defined in Clause 8.3.5;
Research License	is defined in Clause 6.1;
Research Plan	means, with respect to a given Research Program, the activities required for completion of such Research Program;
Research Program

means, with respect to each Target, a program for the development of a Product directed to such Target and covering all development activities up to (but not including) the filing of the first IND or other regulatory or ethical equivalent for a Product;

Research Term	means a period of [***] years, the first year starting on the Effective Date;
Requesting Party	is defined in Clause 12.2.2;

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Reviewing Party	is defined in Clause 12.2.2;
Royalty	is defined in Clause 8.4.1;
Royalty Report	is defined in Clause 8.4.6;
Royalty Term	is defined in Clause 8.4.4;
Rules	is defined in Clause 16.2.1;
SAE	means a serious adverse effect resulting from any Clinical Trial or administration of a Product;
SIP	means a secreted immunomodulatory protein;
Sublicensee	means a Third Party or Affiliate who has been granted a sublicense under any license under this Agreement;
SUSAR	means a suspected unexpected serious adverse reaction resulting from any Clinical Trial or administration of any product or therapy to a human being;
Target

means a biological target for which a SIP or TIP may be developed under any Research Program for purposes of modulation of the activity or function of such target, including the Initial Program Targets;

TCR	means T-cell receptor;
Term	is defined in Clause 15.1;
Third Party	means any entity other than Adaptimmune or Alpine or an Affiliate of either of them;
Third-Party Claims	is defined in Clause 14.1;
Third-Party Infringement Claim	is defined in Clause 10.5.1;
Third-Party Rights Agreement	is defined in Clause 3.1.3.
Title 11	is defined in Clause 15.3;
TIP	means a transmembrane immunomodulatory protein;
UK	means the United Kingdom;
US	means the United States of America and its territories and possessions;

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Valid Claim

means, with respect to a particular country, (a) (i) an issued claim in an issued and unexpired Patent in the Alpine Licensed IP or (ii) an issued claim in an issued and unexpired Patent in the Adaptimmune Licensed IP where such claim covers the composition of matter of a TCR-T (or any component thereof) that is incorporated in the applicable Product, in each case ((i) and (ii)) in such country that has not lapsed or been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding, or (b) a claim of a pending patent application in such country that has been pending less than seven (7) years from the earliest date on which such patent application claims priority (direct or indirect, in whole or in part) and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken;

Valid Claim Expiration	is defined in Clause 8.4.4;
VAT	means, (a) in the EU, value added tax calculated in accordance with Council Directive 2006/112/EC and, (b) in a jurisdiction outside the EU, any equivalent tax;
Year	means any consecutive twelve (12)-month period, the first Year starting on the Effective Date of this Agreement.

2.          GOVERNANCE

2.1        Governance Generally.

2.1.1          JSC and JPT.  The Parties agree to set up (a) a Joint Steering Committee (“JSC”) to oversee performance of this Agreement and manage the relationship between the Parties, and (b) a Joint Project Team (“JPT”) to oversee the performance of each Research Program.  Further ad hoc committees may be set up as required by the Parties.

2.1.2          The formation, composition, decision making, duration and characterization of the JSC and JPT are set out further in Exhibit 4.

2.1.3          Alliance Managers.  Within thirty (30) days after the Effective Date, each Party shall appoint an Alliance Manager to be the principal point of contact for communications under this Agreement.  The Alliance Managers shall facilitate the flow of information and collaboration between the Parties and assist in the resolution of pending issues and potential disputes in a timely manner, and the Parties to reach consensus and avert escalation of such issues or potential disputes.  Either Party may replace its Alliance Manager at any time upon prior written notice (including by email) to the other Party’s Alliance Manager.  Each Party shall ensure that its Alliance Manager has the necessary availability, training and experience to diligently and properly perform the obligations required of an Alliance Manager under this Agreement.

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3.          RESEARCH PROGRAM

3.1        Research Program.

3.1.1          Adaptimmune and Alpine will perform up to [***] Research Programs, each directed to a different Program Target.

3.1.2          The first [***] Research Programs and the Research Plans related thereto are described in Exhibit 1 and will start from the Effective Date of this Agreement (“Initial Research Programs”).

3.1.3          During the first [***] months following the Effective Date, Adaptimmune has the right to request a further [***] Research Programs.  Any request will be made in writing, specifying the Target proposed for such Research Program, and shall be submitted to the JSC for review.  Within [***] following any such submission, the JSC shall confer and discuss to determine whether to accept such proposed Target and request for Research Program, taking into account factors such as scientific feasibility and regulatory and intellectual property considerations relating to the development of a Product directed to such proposed Target, and Alpine’s representatives shall inform the JSC whether (A) Alpine has entered into an agreement with a Third Party in relation to the proposed Target that would prevent the grant of rights necessary for the conduct of such Research Program or would otherwise prevent the development or commercialization of Products relating to such Target in the Field (any such agreement, a “Third-Party Rights Agreement”), or (B) a Change of Control of Alpine [***].  If the JSC unanimously (including Alpine’s members), decides to accept such request for a new Research Program directed to such proposed Target (“Acceptance”), such new Research Program shall be deemed an “Other Research Program” and such proposed Target shall be deemed an “Other Research Target”.  [***]

3.1.4          Following Acceptance of each Other Research Program in accordance with Clause 3.1.3 above, the Parties will use Commercially Reasonable Efforts to agree (and in any case aim to agree within a maximum period of [***] after Acceptance) on a Research Plan for such Other Research Program, which shall set forth (a) the Other Research Target under such Research Program, (b) the initial SIP or TIP that will be combined with a TCR-T to develop a Product under such Research Program, (c) the various phases of research and preclinical development activities for such Product as required to enable the filing of an IND by Adaptimmune, (d) the criteria for the Adaptimmune to determine, with the consideration of JSC input, whether to advance the research or preclinical development of such Product from one phase to a subsequent phase pursuant to the Research Plan, and (e) any other relevant details and requirements similar to those set out for the Initial Research Programs in Exhibit 1.

3.1.5          The start date for any Other Research Program will be the date of agreement to the applicable Research Plan by the Parties, unless otherwise provided in the Research Plan.

3.2        Performance of Research Program

3.2.1          Under each Research Program, each Party shall use Commercially Reasonable Efforts to perform any part of the Research Program assigned to it, including making resources available as and when required and supplying any product, equipment or materials as and when required and specified under the Research Plan for such program.  Each Party will provide all data and deliverables as required to be generated by it in accordance with the Research Program.  The costs and expenses incurred in the conduct of the Research Programs shall be allocated between the Parties in accordance with Clause 8.1.

3.2.2          The Parties may enter into a supply agreement or quality agreement to supplement

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the terms of this Agreement, as necessary, with terms relating to manufacture and supply, quality and/or any other terms necessary or reasonably useful for the development of any Product.  The Parties will negotiate any such supplemental agreement in good faith and on a timely basis to prevent any unreasonable delay to activities performed under the Research Program.

3.2.3          [***]

3.3        Changes to Research Program.

3.3.1          The Parties, directly or via the JPT, will work together to propose to the JSC modifications to the Research Plan as required during its performance and as data from the Research Programs arise.  The JSC will be responsible for amending the Research Plan as necessary in relation to any changes; provided that any amendment to a Research Plan that material changes a Party’s personnel and/or resources necessary for performance of such Research Program must be mutually agreed by the Parties in writing (i.e. the JSC cannot make such decisions).

3.3.2          Subject to Clause 3.3.3 below, [***]

3.3.3          [***]

3.4        Subcontractors.  Each Party may subcontract portions of its work under the Research Program to (i) any Affiliate or (ii) Third Parties; provided in the case of a Third Party, (a) there are no reasonably based objections from the other Party regarding the use of said subcontractor, and (b) such subcontract is in writing and is consistent with the terms and conditions of this Agreement including the confidentiality provisions of Article 11 and (c) any rights granted to such subcontractor are restricted to only those rights necessary for performance by such subcontractor of the portions of work on behalf of the subcontracting Party.  The subcontracting Party will remain fully responsible (at its cost) for all acts or omissions of any subcontractor it appoints (including any acts or omissions which result in a breach of the terms of this Agreement) and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.  Each Party shall notify the other Party in writing at least thirty (30) calendar days in advance of any subcontractor appointments other than Affiliates.  In addition, each Party may audit any subcontractor appointed by the other Party prior to such subcontractor being appointed to perform any part of any Research Program, and on provision of written notice within fifteen (15) calendar days of such Party becoming aware of such subcontractor appointment.  Such audit will occur as soon as reasonably practicable and in any event in accordance with any timelines set out in the applicable Research Program.  Each Party will provide the other Party with reasonable assistance to enable the conduct of such audits (including interacting with such subcontractors to substantiate the need and right to conduct such audits).  To the extent any audit identifies any noncompliance with Applicable Laws (including noncompliance with GXP), the appointing Party shall use reasonable efforts to procure correction of such noncompliance by subcontractor or shall use an alternative subcontractor where correction of such noncompliance is not possible or practicable.  Each Party will put in place written Quality Agreements with any subcontractor performing GXP activities prior to them supplying materials or services supporting any relevant GXP activities under any Research Program, to the extent such Quality Agreements are reasonably required in order to comply with Applicable Laws.  The other Party may request copies of such Quality Agreement to the extent necessary to satisfy its internal standard operating procedures or to satisfy obligations to any Regulatory Authority or under Applicable Laws.

3.5        Completion of any Research Program.  The term for a particular Research Program shall commence on the start date for such Research Program and as set forth in Clause 3.1.5, and shall continue, unless earlier terminated in accordance with Article 15, until the completion or waiver (by the JSC and JPT) of all the tasks set out in the Research Program and delivery of all data and deliverables thereunder (“Completion”).  The final report for each Research Program shall identify the Product resulting therefrom, and include such data and research records that have been compiled and which may be required to support an IND filing for such Product as specified in the applicable Research Plan.  To the extent any final report does not include any data generated under such Research Program and reasonably required to support the filing of an IND for such Product, upon Adaptimmune’s reasonable request, Alpine will promptly provide any such additional data and information.  [***]

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3.6        Reports and Records.

3.6.1          Progress Reports.  Each Party shall keep the other Party regularly informed of its activities (if any) under each Research Program and shall provide to the other Party’s representatives on the JPT regular written summary updates at each JPT meeting.  If reasonably necessary for a Party to perform its work under a Research Program, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with information and data as is reasonably available and reasonably necessary to conduct a Research Program, and such other information as the Parties agree.  All such reports, information and data provided by a Party shall be considered such Party’s Confidential Information.

3.6.2          Research Records.  Each Party shall maintain records of its performance of each, if any, Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Research Program.  All laboratory notebooks shall be maintained for no less than five (5) years after creation of the relevant notebook entry.  All other records shall be maintained by each Party during the applicable Research Program and for a minimum of three (3) years thereafter.  All such records of a Party shall be considered such Party’s Confidential Information.  Records shall not be destroyed by either Party without prior written notification of such destruction being provided to other Party, and other Party being given the opportunity to take over the storage and responsibility for such records.

3.7        Research Efforts.  Each Party shall assign such scientific and technical personnel and allocate such other resources as are reasonably necessary for performing the activities as are assigned to it in each Research Program, and shall perform such activities in accordance with all Applicable Laws (including GXP, as applicable) in each case to the extent applicable to performance of the relevant Research Program activities by such Party, the terms and conditions of this Agreement, and within generally accepted professional standards.  Each Party shall be solely responsible for the safety and health of its employees, consultants and visitors, and for compliance with all Applicable Laws related to health, safety and the environment, including providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in performing such activities and any precautionary measures to protect its employees from any such hazards at its own facilities and as regards its or its subcontractors performance of the Research Program.  Each Party shall use Commercially Reasonable Efforts to train its personnel assigned to perform activities under this Agreement and ensure that any personnel so assigned shall be capable of professionally and competently performing the activities assigned to it in each Research Program.

4.           REGULATORY

4.1        Regulatory Matters.  Upon and following Adaptimmune’s exercise of its Option with respect to a Research Program, the following shall apply:

4.1.1          As between the Parties, Adaptimmune shall be responsible for holding and applying for any Regulatory Approvals or MAAs in relation to the applicable Product and for sponsoring any Clinical Trials (including holding the IND).  Adaptimmune shall have sole decision making authority in relation to any sponsorship of any Clinical Trials or progression of any applicable Products through Clinical Trials and including the decision on whether to apply for any MAAs.

4.1.2          Adaptimmune shall be primarily responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the development, commercialisation, and manufacturing of such applicable Product.  To the extent

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Alpine is required to provide any information or response to a Regulatory Authority, such response will be discussed with Adaptimmune to the extent practicable and Adaptimmune shall provide only such information as is necessary to comply with its legal obligations unless otherwise mutually agreed to by the Parties.  Alpine shall provide to Adaptimmune a copy of any material correspondence in relation to a Product (or anything which is likely to affect the safety or regulatory approval of any Product) received from a Regulatory Authority, and where reasonably possible provide Adaptimmune an opportunity to comment on such correspondence.

4.1.3          Alpine hereby grants Adaptimmune the right to reference and utilize all toxicology and safety data developed by Alpine for any and all Products, as may reasonably be requested by Adaptimmune relating to regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Regulatory Approvals).

4.1.4          Nothing in this Clause 4.1 shall require any Party to breach its obligations to any Regulatory Authority under Applicable Law.

4.2        Safety Event Reporting.  Additionally, each Party shall provide to the other Party prompt written notice of any material safety events pertaining to any Product of which it becomes aware, including any SUSARs, SAEs or other material events which might have general applicability to the development of any Product or the use of the Alpine Technology to develop any Product.  The Parties will agree to the terms of a pharmacovigilance agreement if reasonably required to facilitate such safety event reporting.

4.3        Product Recall.  Adaptimmune shall be responsible for investigating any SUSAR or other complaint in relation to any Product.  Adaptimmune shall be responsible for carrying out any product recall for any Product, but shall keep the JSC and JPT, as relevant, informed of the status and process for such recall including any material correspondence with any Regulatory Authority.  The costs associated with any recall of any Product shall be borne by Adaptimmune.

5.          DEVELOPMENT; COMMERCIALISATION

5.1        Development Generally.  Upon and following the Completion of a Research Program and Adaptimmune’s exercise of its Option with respect to a Development Candidate, Adaptimmune shall (a) have the sole responsibility for development of such Development Candidate from filing of an IND through clinical studies into a pharmaceutical Product containing such Development Candidate for use in the Field, and (b) use Commercially Reasonable Efforts to develop such Product in the Field.

5.2        Development Updates.  Starting from the Adaptimmune’s exercise of its Option, Adaptimmune shall keep Alpine informed on a [***] basis of its development of such Product through to the first regulatory approval.

5.3        Commercialisation Generally.  With respect to each Research Program as to which it exercises its Option, Adaptimmune shall (a) be primarily responsible for and have sole decision making authority in relation to the commercialisation, manufacture and promotion of the applicable Product following filing of IND, and (b) use Commercially Reasonable Efforts to commercialize and promote such Product in the Field following regulatory approval thereof.

5.4        Commercialisation Updates.  Starting from the First Commercial Sale of a Product, Adaptimmune shall keep Alpine informed on a regular basis [***] of its commercialisation activities of such Product.

6.          LICENSES

6.1        Research License.  With respect to each Initial Research Program, commencing on the Effective Date, and with respect to each Other Research Program, commencing on the Parties’ agreement of the Research Plan with respect thereto, and in each case, continuing in full force

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and effect until the earlier of expiry of applicable Option Period or exercise of applicable Option, each Party hereby grants to the other Party a royalty-free, nontransferable (except to such other Party’s agents performing the Research Program), nonexclusive license in the Field under such Party’s Licensed IP solely for the purposes of and to the extent necessary for performing such Research Program (collectively, the “Research License”).  The Research License shall be specific to the research and preclinical development activities and responsibilities of the applicable Party under the Research Program.

[***].

6.2        Exclusive Option.  Alpine hereby grants to Adaptimmune an exclusive option to obtain an Exclusive License in accordance with Clause 6.3 below, as of the Effective Date, with respect to Products arising under each of the Initial Research Programs and any other Products using the SIP or TIP from the Initial Research Programs.  Effective as of the date of Acceptance of any Target for any Other Research Program in accordance with Clause 3.1.3, Alpine hereby grants to Adaptimmune an exclusive option to obtain an Exclusive License in accordance with Clause 6.3 below with respect to Products arising under such Other Research Program and any other Products using the SIP or TIP from such Other Research Program.  Each such option whether in relation to the Initial Research Programs or Other Research Programs shall be an “Option”.  Each Option shall expire on the earlier of [***] (such period from commencement until expiration of the Option, the “Option Period”).  Subject to earlier termination of this Agreement, prior to the expiry of any Option Period, Adaptimmune may exercise such Option in its sole discretion by providing written notice of its intent to exercise to Alpine’s Alliance Manager (including by electronic mail, provided such is acknowledged by Alpine’s Alliance Manager).  During the applicable Option Period, Alpine will not enter into any Third-Party agreement or arrangement that would conflict with or prevent the grant of any Exclusive License to Adaptimmune on exercise of such Option by Adaptimmune.  On expiry of the Option Period without exercise, the Option shall expire and Alpine shall cease to have any obligation to grant an Exclusive License to Adaptimmune in relation to any Product arising from the applicable Research Program.

6.3        Exclusive License.

6.3.1          As from the date of receipt of notice of exercise of an Option by Alpine with respect to a Research Program, Alpine shall and hereby grants to Adaptimmune (a) a worldwide exclusive license under the Alpine Licensed IP to make, have made, develop, have developed, use, import and have imported, sell, have sold and offer for sale any Products arising from such Research Program and any other Products using the SIP or TIP arising from such Research Program (solely as permitted under Clauses 6.3.2 and 6.3.3), in each case in the Field (each, an "Exclusive License"), and (b) a worldwide exclusive license under the Alpine Licensed IP to make, have made, develop, have developed, use, import and have imported, sell, have sold and offer for sale any Product described in subclause (a) as part of a combination therapy (as distinct from a Combination Product) administered in connection with the administration of another active agent (a “Combination Therapy”).  For clarity, it is agreed that the exclusive license under Clause 6.3.1(b) does not include any exclusive license under any of the Alpine Licensed IP, which is specific to any part of the Combination Therapy other than the Product.

6.3.2          [***].

6.3.3          [***].

6.4        Competing Products; Target Exclusivity.  [***]

6.5        Sublicenses.  Each Party shall have the right to sublicense the licenses and rights granted under Clauses 6.1 and 6.3(a) to its Affiliates by providing fifteen (15) days’ advance written notice to the other Party; (b) subject to the terms and conditions in Clause 3.4, to any Third-Party subcontractors by providing fifteen (15) days’ advance written notice to the other Party, [***] (c) [***].  Any sublicense granted pursuant to this Clause 6.5 must be consistent with the terms and conditions of this Agreement and in the form of a written agreement, and any sublicensing Party shall provide a copy of each such sublicense agreement to the other Party within fifteen (15) days following execution thereof, provided that such sublicensing Party may redact any terms that are unrelated to this Agreement.

Each Party shall be responsible for all actions and omissions of any of its Sublicensees, including where such actions and omissions result in a breach of the terms of this Agreement.

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6.6        New Intellectual Property.  Subject to the last sentence of this Clause 6.6, any intellectual property acquired or in-licensed by a Party following the Effective Date and during the Term that would be subject to a license set forth in Clause 6.1 or 6.3, and for which the Party granting such license under this Agreement (or any of its Affiliates) would be obligated to pay a Third Party due to the other Party’s use of such intellectual property or the use of which would be subject to terms and conditions additional to those set forth in this Agreement, shall only be included in such license if such other Party agrees in writing to pay such amounts due to such Third Party and/or comply with such terms and conditions, as applicable.  The Party acquiring or licensing such intellectual property shall notify the other Party in writing within thirty (30) days of acquiring or licensing such intellectual property, which notice shall specify the applicable terms and conditions, including any payments therefor.  It is understood and agreed that any intellectual property acquired or licensed by a Party following the Effective Date and during the Term that (a) would be subject to a license set forth in Clause 6.1 or 6.3, and (b) is reasonably necessary for Adaptimmune’s use of any Alpine Platform Technology, shall be included in the license set forth in Clause 6.1 pursuant to the terms of this Agreement without any further negotiation of the Parties and shall not be subject to this Clause 6.6.

6.7        No Additional Licenses.  Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the know-how, Patents or other Intellectual Property Rights of the other Party (either expressly or by implication or estoppel).

7.          TECHNOLOGY TRANSFER

7.1        In addition to any technology transfer contemplated by any Research Program, following completion of any Research Program and Adaptimmune’s exercise of its Option in relation to such Research Program, Alpine will:

7.1.1          [***]

7.1.2          [***].

To the extent required, the details of what technical assistance and transfer of technology will be required from Alpine will be agreed upon by the Parties as part of a technology transfer plan to be initially prepared by Adaptimmune and approved by the JPT.

8.          FINANCIAL TERMS

8.1        Research and Development Costs.

8.1.1          For each of the Initial Research Programs, Adaptimmune shall pay to Alpine the amount of [***] once every [***],  [***] per year per Initial Research Program to fund Alpine’s activities under each Initial Research Program; provided, that if Adaptimmune materially changes such Initial Research Program, Adaptimmune shall be responsible for the costs of implementing such material changes, such costs to be mutually agreed, including those set forth in Clause 3.3.  The first payments for the Initial Research Programs shall be due and payable by Adaptimmune as of the Effective Date.  For each Other Research Program, Adaptimmune shall pay to Alpine the amount of [***] once every [***] per year per Other Research Program to fund Alpine’s activities under each Other Research Program; provided, that (a) [***] (b) if Adaptimmune materially changes such Other Research Program (it being understood and agreed that any change requested by Adaptimmune pursuant to Clause 3.3.2 shall not be a material change for purposes of this Clause 8.1.1), Adaptimmune shall be responsible for the costs of implementing such material changes, such costs to be mutually agreed.  [***].

8.1.2          The research funding provided under Clause 8.1.1 shall be used by Alpine towards its costs of carrying out its activities under the associated Research Program.  Where any Research Program terminates or all Alpine activities under any Research Program have completed, the research funding required to be paid by Adaptimmune under this Clause 8.1 will be pro-rated up to the date of effective termination or completion.

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8.1.3          Save as otherwise explicitly provided in this Clause 8.1, each Party will fund their own development costs and activities arising under this Agreement.  In particular, each Party will fund the completion of its activities under any Research Program and Adaptimmune will fund its preclinical testing and any Clinical Trials it sponsors.

8.2        Upfront Payments.  Adaptimmune will pay to Alpine the amounts set out in Exhibit 2.  Payments will be made as provided in Exhibit 2.

8.3        Milestones.  Adaptimmune will pay to Alpine the milestone payments set out in Exhibit 2 (“Milestones”) on achievement on the events set out in Exhibit 2 (“Milestone Events”).  The following terms shall apply to the payment of Milestones under this Clause 8.3.

8.3.1          Milestones shall be due only once for each Research Program and shall apply in relation to the first Product from such Research Program to achieve the Milestone Event.  Should the same or additional Product achieve the same Milestone Event more than once (for example for multiple indications), no additional Milestones shall be payable by Adaptimmune.

8.3.2          Milestones shall be due and payable regardless of whether it is Adaptimmune or any Affiliate or Sublicensee achieving such Milestone Event or any other Third Party achieving such Milestone Event on behalf of Adaptimmune or its Affiliates or Sublicensee.

8.3.3          If, for any reason, a particular Milestone Event specified is achieved with respect to a given Product without one or more preceding Milestone Events with respect to such Product having been achieved, then upon the achievement of such Milestone Event, both the Milestones applicable to such achieved Milestone Event and the Milestones applicable to all preceding unachieved Milestone Event(s) shall be due and payable.

8.3.4          In the event that in any Clinical Trials two or more Milestone Events are merged or combined with any other Milestone Event, for example a Phase II Clinical Trial is combined with a Phase III Clinical Trial, the Milestone will be payable once when the earlier of the two combined Milestone Events shall be deemed to be achieved.

8.3.5          If any Product within a Research Program is replaced for any reason by a different Product, then Milestones already paid for the achievement of any Milestone Events by the first Product (the “Replaced Product”) shall not be due and payable for a second time by the achievement of same Milestone Events by the second Product (the “Replacement Product”).  For clarity, Milestones shall be due for the achievement of any Milestone Event by the Replacement Product for which a Milestone was not previously paid for the Replaced Product.

8.3.6          With respect to each Milestone Event, Adaptimmune shall inform Alpine within [***] days of the achievement of such Milestone Event.  Alpine shall issue an invoice for payment of the applicable Milestone and Adaptimmune shall pay such invoice within [***] days of receipt of the relevant invoice.

8.4        Royalties.

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8.4.1          On a Product-by-Product basis, at the end of each calendar quarter during the Royalty Term, pursuant to the terms and conditions set forth in Clause 8.4.6 and subject to Clause 8.4.2, Adaptimmune shall pay to Alpine a running royalty equal to [***] of worldwide Adjusted Net Sales for such Product in such calendar quarter (“Royalty”).

8.4.2          Royalties shall be payable on Net Sales of each Product in each country during the Royalty Term.

8.4.3          Payment Offsets.  The following payment offsets will apply in relation to the payment of any Royalty with respect to a particular Product:

(a)    In any calendar quarter that such Product is not Covered by a Valid Claim of a Patent within the Licensed IP in a country where such Licensed Product is sold, the applicable Royalty set forth in Clause 8.4.1 with respect to such Product in such country shall be reduced by [***].

(b)    [***].

(c)    Following the first commercial sale of a Biosimilar to such Product by a Third Party (other than any of Adaptimmune’s Sublicensees) in a country after Valid Claim expiration but during the Royalty Term, the applicable Royalty set forth in Clause 8.4.1 due and payable by Adaptimmune shall be reduced [***] in such country.

(d)    Notwithstanding the foregoing, during any calendar quarter in the Royalty Term for a Product in a country, the Royalty offset provisions in this Clause 8.4.3, individually or in combination, shall not reduce by more than [***], the Royalties that would otherwise have been due to Alpine under Clause 8.4.1 with respect to the Adjusted Net Sales of such Product in such country during such calendar quarter.

8.4.4          Royalty Term.  The Royalty obligations set forth in Clause 8.4.1 above will, on a country-by-country and Product-by-Product basis, commence upon the First Commercial Sale of such Product in such country and expire upon the earlier [***].

8.4.5          Term of the Exclusive License.  The term of the Exclusive License shall extend, on a country-by-country and Product-by-Product basis, until the later of [***].

8.4.6          Royalty Reports.  Following First Commercial Sale of a Product, Adaptimmune shall provide a report to Alpine within [***] days after the end of each calendar quarter (“Royalty Report”).  [***].  On receipt of such Royalty Report, Alpine will provide an invoice for the Royalty and Adaptimmune shall pay such Royalty within forty five (45) days of receipt of such invoice.

9.          PAYMENTS

9.1        Mode of Payment.

9.1.1          All payments hereunder shall be made by wire transfer in immediately available funds to the account listed below (or such other account as the receiving Party shall designate before such payment is due):

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If to Alpine:

[***]

[***]

[***]

[***]

[***]

[***]

9.1.2          Adaptimmune will be responsible for any bank costs or charges associated with any transfer of sums or reimbursement of costs including any currency conversion costs or transfer costs.

9.2        Currency of Payments.  All payments under this Agreement shall be made in US dollars, unless otherwise expressly provided in this Agreement.  Net Sales shall be reported in US dollars irrespective of the currency in which such sales were invoiced.  Adaptimmune will make the conversion to US dollars using the conversion rates it typically uses for its accounts and in accordance with its application of the Accounting Standards.

9.3        Taxes.  Each Party shall comply with Applicable Laws regarding filing and reporting for tax purposes.  Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes.  If any payments made by Adaptimmune under this Agreement are subject to withholding taxes under Applicable Laws of any state, federal, provincial or foreign government, Adaptimmune shall be authorised to withhold such taxes as are required under such Applicable Laws, pay such taxes to the appropriate government authority, and remit the balance due to Alpine net of such taxes.  Adaptimmune shall secure and deliver to Alpine an official receipt for taxes paid.  The Parties will fully cooperate with each other to enable each Party to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible and administratively reasonable.  Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out of state or out of country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Clause 9.3, including the appropriate organization of invoice formats and supporting documents to allow maximization of reclamation of VAT and other transaction taxes.

9.4        Late Payment.  In relation to any undisputed amount required to be paid by Adaptimmune hereunder which is not paid by the payment date due, Alpine may charge interest at a monthly rate equal to [***]; provided, however, that in no event will such rate exceed the maximum legal interest rate then in effect.  Such interest shall be computed on the basis of a month of thirty (30) days for the actual number of days such payment is overdue.

9.5        Records.  Adaptimmune shall keep and maintain records of its sales of Products in sufficient detail to enable Alpine to verify the accuracy of Royalties due from Adaptimmune and pursuant to an inspection under Clause 9.6.  Adaptimmune shall keep such records for a period of five (5) years from the end of the calendar year in which the relevant Product sales were made.

9.6        Inspections.  Alpine shall be entitled to appoint an independent Third Party qualified accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to Adaptimmune to verify the level of Net Sales accounted for and Manufacturing Costs incurred by Adaptimmune and the payment of Royalty in accordance with this Agreement.  Adaptimmune shall make its records available as set forth in this Clause.  The accounting firm shall enter into appropriate obligations with Adaptimmune to treat all information it receives during its inspection under obligations of nondisclosure and nonuse no less restrictive than those set forth in Article 11.  Such audit right shall apply no more than once in any calendar year and shall only relate to the previous three (3) calendar years’ records (to the extent not previously audited by Alpine).  The independent Third Party shall only be entitled to report to Alpine as to whether or not the Net Sales and Manufacturing Costs of any Product are materially accurate.  Where any inspection identifies any shortfall in the Royalty required to Alpine, Adaptimmune shall make up such shortfall within thirty (30) days of receiving notice of such shortfall.  Where any inspection identifies an overpayment in the Royalties required to Alpine, Adaptimmune shall be entitled to deduct the amount of such overpayment

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from the next payment or payments made to Alpine.  Alpine shall pay the cost of any inspection unless such inspection identifies a shortfall in Royalty in the preceding calendar year in excess of five percent (5%), in which case Adaptimmune shall pay the reasonable costs of the Third Party carrying out such inspection.

10.         INTELLECTUAL PROPERTY; OWNERSHIP

10.1      Disclosure; Ownership; Inventorship; Assignment and Cooperation.

10.1.1        Disclosure.  During the Term, each Party shall promptly disclose to the other Party in writing any Foreground IP (whether or not patentable) conceived or reduced to practice by or for the disclosing Party in the course of performance of this Agreement.  Such disclosure may be made directly by each Party or via designated patent representatives for each Party.

10.1.2        Ownership.  As between the Parties:

(a)    Adaptimmune shall solely own any Foreground IP which solely relates to the Adaptimmune Platform Technology, including any Foreground IP which solely claims or Covers any improvement to the Adaptimmune Platform Technology (“Adaptimmune Foreground IP”).  Alpine hereby assigns and agrees to assign to Adaptimmune any rights it has in the Adaptimmune Foreground IP;

(b)   Alpine shall solely own any Foreground IP which solely relates to the Alpine Platform Technology including any Foreground IP which solely claims or Covers any improvement to the Alpine Platform Technology (“Alpine Foreground IP”).  Adaptimmune hereby assigns and agrees to assign to Alpine any rights it has in the Alpine Foreground IP; and

(c)   The Parties shall jointly own any Foreground IP other than that set out in Clauses 10.1.2(a) and 10.1.2(b) (“Joint Foreground IP”).  Without limiting the foregoing, each Party retains an undivided one-half interest in and to the Joint Foreground IP (including Patents therein).  Each Party hereby assigns and agrees to assign its rights in any Joint Foreground IP to the other Party to the extent necessary to ensure such joint ownership.  [***]

In the event of any dispute as to whether any Foreground IP solely relates to either the Adaptimmune Platform Technology or Alpine Platform Technology under Clauses 10.1.2(a) or 10.1.2(b) and where such dispute is not resolved by reference to senior executives in accordance with Clause 16.1, an independent patent expert (“Patent Expert”) shall be appointed by the Parties to resolve such dispute.  The decision of the Patent Expert shall be binding on the Parties in the absence of manifest error or fraud.  The Patent Expert shall be mutually agreed between the Parties in writing within thirty (30) days of expiry of the thirty (30)-day resolution period in Clause 16.1.  Where the Parties cannot agree such Patent Expert, the Patent Expert shall be appointed by the American Arbitration Association under its Supplementary Rules for the Resolution of Patent Disputes.  Any Patent Expert shall be a patent attorney and have at least twenty (20) years’ experience in relation to pharmaceutical or biotechnology patent matters.  The fees of the Patent Expert shall be shared equally between the Parties and the Parties shall use reasonable efforts to ensure resolution occurs as quickly as possible after referral to such Patent Expert.  The Parties shall reasonably cooperate with the Patent Expert, including providing such information as may reasonably be required by the Patent Expert to reach a decision.

Nothing in this clause shall affect or impact any ownership of either Party in relation to such Party’s Background IP.

10.1.3        Assignment; Cooperation.  Each Party shall execute such further documentation as may be necessary or appropriate, and provide reasonable assistance and

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cooperation, to implement the provisions of this Article 10.  Each Party shall, to the extent legally practicable and possible under relevant national or local laws, cause all of its employees, Affiliates and any Third Parties working pursuant to this Agreement on its behalf, to assign (or otherwise convey rights) to such Party any Patents and Know-How or other Foreground IP discovered, conceived or reduced to practice by such employee, Affiliate or Third Party, and to cooperate with such Party in connection with obtaining patent protection therefor.

10.2      Patent Prosecution.

10.2.1        Adaptimmune Controlled Prosecution and Maintenance.

(a)    Adaptimmune shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the Adaptimmune Background IP.

(b)    Adaptimmune shall, at its sole discretion and expense, have the first right (but not the obligation) to Prosecute and Maintain Patents within the Joint Foreground IP, to the extent such Patents include [***].  Without limiting the foregoing, if (i) Adaptimmune elects not to Prosecute and Maintain any Patents under this Clause 10.2.1(b), and (ii) such Patent(s) relates solely [***], then Adaptimmune shall provide written notice to Alpine of its election at least [***] prior to any upcoming deadline in any patent office with respect to such Patent.  In such event, Alpine shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such Patent at its sole expense, in which event Adaptimmune shall cause the files for such Patent to be transferred to such counsel as Alpine may designate and shall take such actions as Alpine may reasonably request to preserve Alpine’s ability to effectively prosecute and maintain such Patent.

(c)    Adaptimmune shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the Adaptimmune Foreground IP.

10.2.2        Alpine Controlled Prosecution and Maintenance.

(a)    Alpine shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the Alpine Background IP.

(b)    Alpine shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the Alpine Foreground IP, excluding any Patents falling within Clause 10.2.1(b) above.  [***]

10.2.3        Jointly Controlled Prosecution and Maintenance.  In relation to any Joint Foreground IP not Prosecuted and Maintained by Adaptimmune under Clauses 10.2.1(b), the Parties shall mutually agree upon which Party shall have the right to Prosecute and Maintain such Patents.

10.3      Comments from Non-Prosecuting Party.  The Prosecuting Party will provide the Non-Prosecuting Party with copies of any filed patent application, filings and other material correspondence with applicable governmental authorities relating to any Joint Foreground IP, and will keep the Non-Prosecuting Party reasonably informed of the status of such Prosecution and Maintenance, including providing Non-Prosecuting Party with copies of all communications received from or filed in patent offices within a reasonable period of time after receipt by Prosecuting Party.  Prosecuting Party shall also consult with Non-Prosecuting Party regarding such activities and shall reasonably consider Non-Prosecuting Party’s input with respect thereto.  The Prosecuting Party shall be responsible for the fees of Prosecution and Maintenance of the Joint Foreground IP for which it is responsible.

10.4      Enforcement Rights for Infringement by Third Parties.

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10.4.1        Notice.  Each Party shall promptly notify, in writing, the other Party upon learning of any (a) actual or suspected infringement, or (b) any claim of invalidity, unenforceability, or noninfringement, of the Patents within any Background IP or Foreground IP to the extent such actual or suspected infringement is with respect to a product which is competitive with any Product (each an “Infringement”).

10.4.2        Enforcement Actions.

(a)   The Parties shall consult in good faith as to potential strategies to terminate suspected or potential Infringement.  In the absence of any agreement otherwise, the Prosecuting Party in relation to the relevant Patent or Party owning or Controlling the relevant intellectual property right in the case of Foreground IP or Background IP shall have the first right, but not the obligation, to seek to abate any actual or suspected Infringement by a Third Party, or to file suit against any Third Party for Infringement.  If the Prosecuting Party or owning or Controlling Party does not, within one hundred twenty (120) days of receipt of a notice under Clause 10.4.1, take steps to abate the Infringement, or to file suit to enforce against such Infringement, then other Party shall have the right, but not the obligation, to take action to enforce against such Infringement; provided that if Prosecuting Party is diligently pursuing ongoing settlement discussions at the end of such one hundred and twenty (120) day period then Non-Prosecuting Party shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or Prosecuting Party ceases to pursue such discussions diligently.

(b)   The Non-Prosecuting Party shall reasonably cooperate with the Party controlling any such action to abate or enforce pursuant to this Clause 10.4.2 (as may be reasonably requested by the controlling Party and at the controlling Party’s expense), including, if necessary, by being joined as a party; provided that the noncontrolling Party shall be reimbursed by the controlling Party as to any costs or expenses incurred, and shall have the right to be represented by its own counsel at its own expense.  The Party controlling any such action shall keep the other Non-Prosecuting Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

10.4.3        Settlement.  The Party controlling any such enforcement action described in Clause 10.4.2 (an “Enforcement”), at its sole discretion, may take reasonable actions to terminate any alleged infringement without litigation; provided, that if any such arrangement would adversely affect the noncontrolling Party’s rights under this Agreement or impose any obligation or requirement on the noncontrolling Party, then that arrangement is subject to the noncontrolling Party’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed.

10.4.4        Costs and expenses.  The Party controlling any Enforcement shall bear all of its costs and expenses, including litigation expenses, related to such Enforcement actions.

10.4.5        Damages.  Unless otherwise mutually agreed by the Parties in writing, and subject to the respective indemnity obligations of the Parties set forth in Article 14, all damages, amounts received in settlement (including royalty, milestone or other payments), judgment or other monetary awards recovered in Enforcement with respect to activities of the Third Party that occurred prior to the effective date of such award shall be shared as follows:

(a)    first, to reimburse the controlling Party for costs and expenses incurred under Clause 10.4.4; and

(b)    then, any remainder amount shall be apportioned [***] to the controlling Party and [***] to the noncontrolling Party.

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10.5      Third-Party Infringement Claims.

10.5.1        Notice.  In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Alpine or Adaptimmune, or any of their respective Affiliates, subcontractors or customers, for infringement or misappropriation of any Intellectual Property Rights with respect to the research, development, making, using, selling, offering for sale, import or export of any Product or with respect to any Program Target (“Third-Party Infringement Claim”), in each case, the Party receiving notice of a Third-Party Infringement Claim shall promptly notify the other Party in writing and provide all evidence in its possession pertaining to the claim or suit that it is entitled to disclose.

10.5.2        Defense.  The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party.  The Parties shall cooperate with each other in all reasonable respects in the defense of any Third Party Infringement Claim or raising of any counterclaim related thereto.  Subject to the respective indemnity obligations of the Parties set forth in Article 14, (a) Adaptimmune shall be primarily responsible for defending such Third-Party Infringement Claim (including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation) to the extent such Third-Party Infringement Claim relates to [***] or any Adaptimmune Platform Technology; and (b) subject to Clause 10.5.2(a), Alpine shall be primarily responsible for defending such Third-Party Infringement Claim (including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation) to the extent such Third-Party Infringement Claim relates to the Alpine Platform Technology.  If the Party with primary responsibility does not, within one hundred twenty (120) days of receipt of a notice under Clause 10.5.1, take steps to defend the Third-Party Infringement Claim, then to the extent that such Third-Party Infringement Claim is brought against the other Party, the other Party shall have the right, but not the obligation, to take action to enforce or defend against such Third-Party Infringement Claim; provided that if the Party with primary responsibility is diligently pursuing ongoing settlement discussions at the end of such one hundred and twenty (120)-day period, then other Party shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or such responsible Party ceases to pursue such settlement discussions diligently.  At the controlling Party’s request and expense, the noncontrolling Party shall cooperate with the controlling Party in connection with any such defense and counterclaim, provided that the noncontrolling Party shall be reimbursed by the controlling Party as to any reasonable and documented costs or expenses, and shall have the right to be represented by its own counsel at its own expense.  Any counterclaim or other similar action by a Party, to the extent such action involves any enforcement of rights under the Background IP or Foreground IP, will be treated as an Enforcement subject to Clause 10.4.  Nothing in this Clause shall prevent any Party from complying with the terms of any court order relating to or arising out of any Third-Party Infringement Claim.

10.5.3        Settlement.  If any such defense under Clause 10.5.2 would adversely affect the other Party’s rights under this Agreement or impose a financial obligation upon the other Party or grant rights in respect, or affect the validity or enforceability, of the other Party’s Intellectual Property Rights or any Foreground IP, then any settlement, consent judgment or other voluntary final disposition of such Third-Party Infringement Claim shall not be entered into without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

10.5.4        Costs and Expenses.  The Party controlling the defense of any Third-Party Infringement Claim shall bear all costs and expenses, including litigation expenses, to defend against any Third-Party Infringement Claim.

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11.        CONFIDENTIALITY

11.1      Confidential Information, definition.  In this Agreement, “Confidential Information” means any nonpublic, proprietary information (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement.  The Party or Parties creating or disclosing information in accordance with (a) and (b) shall be the owner of such Confidential Information, provided that, to the extent a Party is allocated ownership of Intellectual Property Rights under Article 10 that embodies or contains any Confidential Information, such Confidential Information shall be deemed to be owned by such Party, regardless of which Party initially disclosed or created such Confidential Information.  The owner of any Confidential Information shall be deemed to be the “Disclosing Party” of such Confidential Information, and the other Party shall be deemed to be the “Receiving Party” of such Confidential Information.

11.2      Nonuse and Nondisclosure of Confidential Information.  During the Term, and for [***] after the date of expiration or termination of this Agreement, a Receiving Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to by the Disclosing Party in writing, keep confidential and not disclose to any Third Party any Confidential Information of the Disclosing Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by or in order to further the purposes of, this Agreement or otherwise agreed to by the Disclosing Party in writing, not use for any purpose any Confidential Information of the Disclosing Party; and (iii) take all reasonable precautions to protect the Confidential Information of the Disclosing Party, including all precautions the Receiving Party employs with respect to its own confidential information of a similar nature, but in any case no less than a reasonable standard of care.

11.3      Exclusions Regarding Confidential Information.  Notwithstanding anything set forth in this Article 11 to the contrary, the obligations of Clause 11.2 above shall not apply to the extent that a Receiving Party can demonstrate that the Confidential Information of the Disclosing Party:

(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt by the Receiving Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its receipt by the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its receipt by the Receiving Party other than through any act or omission of the Receiving Party or those to whom the Receiving Party discloses in breach of this Agreement;

(d)    was received by the Receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e)    was independently developed by or for the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party; or

(f)     was released from the restrictions set forth in this Agreement and imposed on the Receiving Party by express prior written consent of the Disclosing Party.

11.4      Authorised Disclosures of Confidential Information.  Notwithstanding the foregoing, a Receiving Party may use and disclose the Confidential Information of the Disclosing Party as follows:

(a)    if required by law, rule or governmental regulation or by judicial order, including as may be required in connection with any filings made with, or by the disclosure policies of, a major stock exchange; provided that the Receiving

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Party seeking to disclose the Confidential Information of the Disclosing Party (i) uses all reasonable efforts to inform the Disclosing Party of such requirement in writing prior to making any such disclosures and cooperates with the Disclosing Party’s efforts to avoid or limit disclosure, or to seek a protective order, confidential treatment or other appropriate remedy (including redaction), (ii) whenever possible, requests confidential treatment of such information that is disclosed, and (iii) limits the disclosure of such Confidential Information to the extent so required and to otherwise continue to comply with the obligations of confidentiality and nonuse set forth in Clause 11.2;

(b)    to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance of a Patent within the Foreground IP in accordance with this Agreement; provided that such proposed disclosure is provided to the other Party in writing in advance and the other Party approves such disclosure;

(c)    as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and Clinical Trials and for pricing approvals, for any Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Agency and to otherwise continue to comply with the obligations of confidentiality and nonuse set forth in Clause 11.2;

(d)    to take any lawful action that is reasonably necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

(e)    to the extent necessary, to any of its Affiliates, vendors, consultants, agents, attorneys, contractors and clinicians, provided that any such Affiliate or Third Party is under written agreements of confidentiality and nonuse at least as restrictive as those set forth in this Article 11; or

(f)     to any of its actual or potential Sublicensees or [***] involved in such activities, for the limited purpose of evaluating such transaction, collaboration or license and under appropriate conditions of confidentiality..

11.5      Terms of this Agreement.  The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.  Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party any terms of this Agreement [***].

11.6      No License.  As between the Parties, any Confidential Information disclosed hereunder shall remain the property of the Disclosing Party and as further provided in Clause 11.1.  Disclosure of Confidential Information to the Receiving Party shall not constitute any grant, option or license to the Receiving Party, beyond those licenses expressly granted under Article 6, under any patent, trade secret or other rights now or hereinafter held by the Disclosing Party.

11.7      Change of Control.

11.7.1        In the event of a Change of Control of Alpine by an Acquiring Third Party, Alpine will adopt reasonable procedures to (i) prevent use of Adaptimmune’s Confidential Information [***] by such Acquiring Third Party [***]; (ii) otherwise ensure compliance with the confidentiality obligations set out in this Article 11;  and (iii) keep the Adaptimmune’s Confidential Information [***].  Any disclosure of Adaptimmune Confidential Information to Acquiring Third Party [***].  Alpine will provide written notice to Adaptimmune of any Change of Control within [***] days after the Change of Control is consummated.

11.7.2        In the event of a Change of Control of Adaptimmune by an Acquiring Third Party prior to Adaptimmune’s exercise of its Option for a given Research Program, Adaptimmune will (a) [***]; and (b) provide written notice to Alpine of such Change of Control within [***] days after the Change of Control is consummated.  Any disclosure of Alpine’s Confidential Information with respect to such Research

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Program to an Acquiring Third Party will be subject to prior written agreement by Alpine and may require the Acquiring Third Party to agree to terms of nondisclosure and nonuse that are at least as restrictive as those set out in this Article 11 with Alpine.

11.7.3        In the event of a Change of Control of Adaptimmune by an Acquiring Third Party following Adaptimmune’s exercise of its Option for a given Research Program, Adaptimmune will [***].

12.        PUBLICITY; PUBLICATIONS; USE OF NAME

12.1      Publicity.  The Parties shall agree and issue a joint press release, as set out in Exhibit 5, concerning the execution of this Agreement on a mutually agreed date.  The text of any other press releases, public announcements or PowerPoint presentations concerning this Agreement, the subject matter hereof, or the research, development or commercial results of Products hereunder (a “Release”) shall be addressed pursuant to Clauses 12.2–12.4, inclusive, as applicable.

12.2      Releases required by Law or Regulation; Investor Presentations; Other Releases.

12.2.1        Each Party may issue any Release it is required to issue by Applicable Law (including requirements of any law or rule imposed by the US Securities and Exchange Commission or any securities exchange).  For clarification, where any Party reasonably believes, after consultation with outside legal counsel or General Counsel, that any Release is required in order for it to comply with any securities exchange requirement, including a required release of any material information or an obligation to correct any market misstatement, such Party shall be entitled to issue such Release in accordance with such reasonable belief, without providing the other Party with any prior notification of such Release.

12.2.2        Each Disclosing Party acknowledges that the Receiving Party hereunder may, from time to time desire, but not be legally required, to publicly disclose through a (i) press release; or (ii) media appearance, public announcement or presentation, such as presentations to analysts or shareholders (collectively, “Public Disclosures”) the terms of this Agreement, or significant development or commercialization activity regarding any Products, to keep its investors reasonably informed of the achievement of milestones, significant events in the development and regulatory process of Products, and commercialization activities and the like, and that such Public Disclosures may pertain to Confidential Information of the Disclosing Party that is not otherwise permitted to be disclosed under Article 11 or this Article 12.  With respect to any such Public Disclosures, except for the initial press release described in Clause 12.1, the Receiving Party (the “Requesting Party”) shall provide the Disclosing Party (the “Reviewing Party”) with a draft of the Content (as defined in the next sentence) of the draft press release, presentation, and the like at least ten (10) business days in advance of the issuance of the press release, or scheduled date of the investor presentation.  The word “Content” in this Clause means any information relating to the activities contemplated by this Agreement, and does not include any other business information of the Requesting Party or information pertaining to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 relating to “forward-looking statements.”  The Reviewing Party may notify the Requesting Party of any reasonable objections or suggestions that such Party may have regarding the Content in the Public Disclosure provided for review under this Clause, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided within ten (10) business days.  The principles to be observed with respect to Public Disclosures shall include accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of a regulatory authority, reasonable sensitivity to commercial information of value to competitors, and the need to keep investors informed regarding the Requesting Party’s business.  The Requesting Party shall use commercially reasonable efforts

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to adopt the reasonable requests of the Reviewing Party with respect to its Confidential Information and shall restrict the use of the Confidential Information of the Reviewing Party that is disclosed in Investor Presentations, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

12.2.3        Any Release not required by Applicable Law and not falling within Clause 12.2.2 shall require the consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

12.2.4        Notwithstanding the foregoing, (a) Adaptimmune retains the right to issue any Release, without consent of Alpine, relating solely to the Adaptimmune Platform Technology and not including any of the Confidential Information of Alpine, and (b) Alpine retains the right to issue any Release, without consent of Adaptimmune, relating solely to the Alpine Platform Technology and not a specific TIP or SIP included within a Product, or any of the Confidential Information of Adaptimmune.

12.3      Publications.  Notwithstanding Clause 12.2, both Parties recognise that the publication or disclosure of scientific papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Products may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial considerations.  Accordingly, the following shall apply:

12.3.1        Any proposed paper, presentation, or other public disclosure regarding any Product or Research Program (“Publication”) by either Party (“Publishing Party”) shall be provided to the other Party (“Non-Publishing Party”) for review.  The Non-Publishing Party shall review such proposed Publication within twenty (20) calendar days of receipt and may comment on and/or object to any content of the proposed Publication.

12.3.2        The Parties shall work together to resolve any comments and objections of the Non-Publishing Party on a timely basis and neither Party shall unreasonably withhold its consent to any proposed Publication, save that (a) a Non-Publishing Party may request deletion of any of its Confidential Information from any such proposed Publication, and (b) upon a Non-Publishing Party request, the Publishing Party shall delay such proposed Publication for maximum of sixty (60) days to permit such Non-Publishing Party to obtain patent protection for any of its Confidential Information.

12.3.3        [***].

12.4      No Use of Names.  Except as expressly provided herein, no right, express or implied, is granted by the Agreement to from either Party to the other Party use in any manner the name of any other trade name, symbol, logo or trademark of such Party or its Affiliates, in connection with the performance of this Agreement.

13.        REPRESENTATIONS

13.1      Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that as of the Effective Date:

13.1.1        it is validly organized under the laws of its jurisdiction of incorporation;

13.1.2        it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

13.1.3        the execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action on its part;

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13.1.4        it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

13.1.5        the performance of its obligations under this Agreement will not conflict with such Party’s charter or incorporation documents or any Third-Party agreement, contract or other arrangement to which such Party is a party;

13.1.6        it will comply with all Applicable Laws in the performance of this Agreement;

13.1.7        it has not received any written letter threatening infringement or alleging any infringement in relation to any of its Background IP that to its actual knowledge will be required for performance of any Research Program, and it has no actual knowledge that its Background IP infringes the rights of any Third Party or has been misappropriated by any Third Party;

13.1.8        it will not use in the performance of this Agreement any person or personnel (whether directly or through a subcontractor) that has been debarred or otherwise prevented or restricted from performing any clinical research or has been convicted of any offence related to any Clinical Trial in any jurisdiction or otherwise prevented from performing any Clinical Trial by any Regulatory Authority; and

13.1.9        it has the legal right and power to extend the rights and licenses granted to the other Party hereunder.

13.2      Alpine represents and warrants that the list of Patents set out in Exhibit 6 is a complete and accurate list of the Patents Covering the Alpine Platform Technology within the Alpine Licensed IP as at the Effective Date and that it is the owner of such Patents.

13.3      Disclaimers.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  IN PARTICULAR, BOTH PARTIES ACCEPT THAT, GIVEN THE NATURE OF THE PRODUCTS BEING GENERATED UNDER THIS AGREEMENT, THERE CAN BE NO GUARANTEE THAT ANY PRODUCT CAN BE SUCCESSFULLY GENERATED OR THAT IF GENERATED, THE PRODUCT WILL BE CAPABLE OF OBTAINING REGULATORY APPROVAL.

14.        INDEMNIFICATION

14.1      Indemnification by Adaptimmune.  Subject to Clause 14.3, Adaptimmune shall indemnify, defend and hold Alpine, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing (collectively, “Alpine Indemnitees”) harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys' fees and other reasonable expenses of litigation) (collectively, “Loss” or “Losses”) to the extent arising out of or in connection with any Third-Party claims, suits, actions, demands or judgments (“Third-Party Claims”) resulting from (a) the negligence or wilful misconduct of Adaptimmune or its Affiliates, Sublicensees or any of their subcontractors; (b) any violation of Applicable Laws by Adaptimmune or its Affiliates, Sublicensees or any of their subcontractors; (c) any breach of this Agreement, including any breach of the warranties under Article 13, by Adaptimmune or its Affiliates Sublicensees or any of their subcontractors; and (d) the clinical development, manufacture or commercialization of any Product following exercise of the relevant Option therefor; except, in each case, to the extent such Third-Party Claim results from any activities for which Alpine is obligated to indemnify the Adaptimmune Indemnitees under Clause 14.2.

14.2      Indemnification by Alpine.  Subject to Clause 14.3, Alpine shall indemnify, defend and hold Adaptimmune, its Affiliates and their respective directors, officers, and employees and the

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successors and assigns of any of the foregoing (collectively, “Adaptimmune Indemnitees”) harmless from and against any and all Losses to the extent arising out of or in connection with any Third-Party Claims resulting from (a) the negligence or wilful misconduct of Alpine or its Affiliates, Sublicensees or subcontractors; and (b) any violation of Applicable Laws by Alpine or its Affiliates, Sublicensees or subcontractors; and (c) any breach of this Agreement, including any breach of the warranties under Article 13, by Alpine or its Affiliates, Sublicensees or any of their subcontractors; except, in each case, to the extent such Third-Party Claim results from any activities for which Adaptimmune is obligated to indemnify the Alpine Indemnitees under Clause 14.1.

14.3      Procedure.  If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss and the Third Party Claim.  The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee.  Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason in connection with such Third Party Claim, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, the Indemnitor shall pay the fees and expenses of a separate counsel to represent the Indemnitee in relation to such Third Party Claim.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third-Party Claims covered by this Agreement.  The obligations of this Article 14 shall not apply to any settlement of any Third-Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action shall not relieve the Indemnitor of any obligation to the Indemnitee under this Clause 14.3, except if such failure is prejudicial to the Indemnitor’s ability to defend such action.  It is understood that only Alpine and Adaptimmune may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other parties may not directly claim indemnity hereunder.

14.4      Insurance.

14.4.1        Insurance Coverage.  Each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business and developing similar products as those of the Parties under this Agreement.

14.4.2        Evidence of Insurance.  No earlier than thirty (30) days after signing this Agreement, each Party shall provide, upon request therefor, the other Party with its certificate of insurance evidencing the insurance coverage set forth in Clause 14.4.1.

14.5      Limitation of Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF (1) A PARTY’S OBLIGATIONS UNDER ARTICLE 10 OR 11, OR (2) INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 14 FOR THIRD-PARTY CLAIMS.  FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS CLAUSE SHALL LIMIT OR EXCLUDE ANY LIABILITY TO A THIRD PARTY FOR FRAUD BY ANY PARTY OR ANY LIABILITY ARISING AS A RESULT OF PERSONAL INJURY OR DEATH CAUSED BY NEGLIGENCE OF ANY PARTY.  NOTHING IN THIS CLAUSE 14.5 SHALL LIMIT EITHER PARTY’S RIGHT TO PURSUE AND OBTAIN EQUITABLE RELIEF.

15.         TERM AND TERMINATION

15.1      Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated as provided in this Article 15, shall continue in full force and effect:

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15.1.1        on a Research Program-by-Research Program basis, until the expiration of the Option Period for such Research Program, where the Option is not exercised therefor, or

15.1.2        following the effective date of any Exclusive License with respect to a Research Program, on a country-by-country and Product-by-Product basis, [***].

15.2      Termination by Either Party for Material Breach.  Either Party may terminate this Agreement (i) in its entirety, (ii) with respect to any Exclusive License granted by such Party, (iii) with respect to a given Research Program, or (iv) on a country-by-country basis, by written notice delivered to the other Party for any material breach of this Agreement by the other Party if such material breach is not cured within ninety (90) days (thirty (30) days for payment defaults) after the breaching Party receives written notice of such breach from the nonbreaching Party describing such breach and demanding its cure; provided, that if such breach is not capable of being cured within such ninety (90)-day (or thirty (30)-day) period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making Commercially Reasonable Efforts to do so, and (2) the Parties agree on an extension within such ninety (90)-day (or thirty (30)-day) period.  For clarity, this Agreement may be terminated in its entirety under this Clause 15.2 only if the material breach affects the fundamental purpose of this Agreement.  Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (a) whether a breach is material or has occurred or (b) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 16 and the notifying Party may not so terminate this Agreement until it has been determined under Article 16 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within ninety (90) days (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

15.3      Termination by Either Party for Insolvency or Bankruptcy.  Either Party may terminate this Agreement effective ten (10) business days after delivery of written notice to the other Party upon the liquidation, dissolution, winding‑up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days.  All rights and licenses granted pursuant to this Agreement are, for purposes of Clause 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11.  Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including as provided in this Clause 15.3) and all of its rights and elections under Title 11, and (b) the other (licensee) Party shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the other (licensee) Party (i) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

15.4      [***]

15.5      Termination by either Party for Patent challenge.  Either Party may terminate any Exclusive License under which a license has been granted to the other Party to use any of such Party’s Licensed IP, if the other Party or its Affiliates commences proceedings (whether before a regulatory or administrative body or a court) anywhere in the world, or voluntarily assists any Third Party in commencing or participating in such proceedings (whether before a regulatory or administrative body or a court) alleging that any claim in any Patent within such Licensed IP that is licensed to the other Party by such Party (including the Adaptimmune Background IP or Alpine Background IP, as applicable) is invalid, unenforceable or otherwise not patentable, and such proceedings are not withdrawn within thirty (30) days after receipt of a written notice to withdraw.  Notwithstanding the foregoing, a license-granting Party shall have no right to

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terminate any Exclusive License pursuant to this Clause 15.5 if any proceedings are brought as a defense (including an affirmative defense) in relation to a claim of infringement brought against the other Party or its Affiliates.

15.6      Accrued Rights and Obligations.  Expiration or termination of this Agreement in its entirety, or with respect to a particular Exclusive License, a given Research Program, or a given country for any reason, shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

15.7      Effects of Termination.  The effects of termination set forth in this Clause 15.7 shall apply either with respect to this Agreement in its entirety or only with respect to a specific Research Program, Exclusive License or country, in all cases as applicable.

15.7.1        Termination of Licenses.

(a)    Upon termination of the Agreement in its entirety by either Party, all licenses and options granted under this Agreement shall terminate as of the effective date of such termination save as explicitly otherwise provided to survive termination of this Agreement.  Performance of all Research Programs shall cease as of effective date of termination.

(b)    Upon termination of any Exclusive License by either Party, such Exclusive License shall terminate as of the effective date of such termination save as explicitly otherwise provided to survive termination of this Agreement.  All other Exclusive Licenses and the remaining terms of this Agreement shall continue in full force and effect following such termination.

(c)    Upon termination of any Research Program by either Party, such Research Program and the associated Development License shall terminate as of the effective date of such termination save as explicitly otherwise provided to survive termination of this Agreement.  All other Research Programs and Development Licenses and the remaining terms of this Agreement shall continue in full force and effect following such termination.  The Option granted under Clause 6.2 in relation to such Research Program shall terminate as of the effective date of termination.

(d)    Upon termination of this Agreement in relation to any Product or to any country, the Exclusive License shall only terminate in relation to such Product or to such country (save as explicitly otherwise provided to survive termination) and shall otherwise remain in full force and effect.

15.7.2        Termination of Target Exclusivity.  Upon (a) early termination of this Agreement in its entirety by Adaptimmune or by Alpine, (b) expiration of the Option Period with respect to any Research Program without exercise of the Option, or (c) the early termination of any Exclusive License by either Adaptimmune or Alpine with respect to one or more countries, the provisions of Clause 6.4 shall cease to apply to the Program Target that is the subject of such Research Program(s) or Exclusive License(s) with respect to such terminated country(ies).

15.7.3        Clinical Trials.  The Parties shall ensure that where the expiry or any early termination of this Agreement impacts the conduct or completion of any Clinical Trial under an Exclusive License, that any such Clinical Trial shall be wound down in accordance with the protocol for such Clinical Trial and in such a way as to minimize any patient harm and at all times in accordance with all Applicable Laws.

15.7.4        Return of Confidential Information.

(a)    Following expiry or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall to the extent reasonably

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possible destroy (at such Party’s written request) all such Confidential Information in its possession as of the effective date of expiration or termination, with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information solely for purposes of ensuring compliance with confidentiality obligations, provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement or any obligation under Applicable Laws.  For clarity, the Party owning any Confidential Information shall at all times be entitled to fully use its Confidential Information (but not the Confidential Information of the other Party) for any purpose.

(b)    Following termination of any Exclusive License, the Party that has any Confidential Information of the other Party which is subject to such Exclusive License (and which is not required for any ongoing rights or obligations under this Agreement) shall to the extent reasonably possible destroy (at such Party’s written request) or put beyond use all such Confidential Information in its possession as of the effective date of termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information solely for purposes of ensuring compliance with confidentiality obligations), provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement or any obligation under Applicable Laws.  For clarity, the Party owning any Confidential Information previously subject to any Exclusive License shall be entitled to fully use its Confidential Information (but not the Confidential Information of the other Party) for any purpose.

(c)    This clause shall not require return or destruction of any Confidential Information which is held on back-up servers or archive systems, provided such back-ups have been made as part of the routine business of a Party and such back-ups are not accessible other than by members of the IT team at such Party.  Any Confidential Information retained by a Party (but belonging to the other Party) will continue to be subject to the confidentiality provisions of this Agreement.

(d)    For clarity, ownership of Confidential Information shall be determined in accordance with the definition of Confidential Information in Clause 11.1.

15.7.5        Inventory at Termination.  Upon termination of this Agreement or any Exclusive License, and [***] such termination, Adaptimmune shall have the right to sell or otherwise dispose of all inventory of Products in all countries then in its stock and to continue to treat patients (including to manufacture and supply Products for such patients) who are enrolled in any Clinical Trials for any Product or who have consented to be enrolled in (or are already enrolled in) any screening protocol for any Clinical Trial for any Product prior to termination of this Agreement or such Exclusive License.  Any sales of inventory of Products will remain subject to payment of Royalty under Clause 8.4, and any other applicable provisions of this Agreement.  To the extent any continuing requirement to supply Product exists after such termination, the Parties may mutually agree that Adaptimmune can continue to supply to fulfil any such continuing supply requirement.

15.8      Survival.  In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the following provisions shall survive: Articles 9 (with respect to any payments accruing prior to the date of such termination but not paid as of such time), 11,  13 (with respect to any claims arising from events occurring prior to the date of such termination), 14,  15,  16,  17,  18, and 19 and Clauses 3.6.2,  6.7,  8.4 (with respect to royalties accruing prior to the date of such termination but not paid as of such time), 10.1,  10.2.3 (which shall apply to all Joint Foreground IP after such termination), 12.4,  14.1-14.3 (with respect to any claims arising from events occurring prior to the date of such termination) and 14.5.  In addition to those provisions specifically referenced in this Clause 15.8, those provisions which by their

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nature are intended to survive, as well as any other provisions necessary to interpret or implement any other surviving provisions (including, to the extent applicable, the definitions in Article 1), shall survive.

16.        DISPUTE RESOLUTION

16.1      Disputes.  Adaptimmune and Alpine recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each, a “Dispute”), may from time to time arise during the Term.  Unless otherwise specifically recited in this Agreement (for example in relation to decision making of the JSC or JPT), such Disputes between Adaptimmune and Alpine will be resolved as set out in this Article 16.  In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within thirty (30) days after such referral.  If such Dispute is not resolved within such thirty (30) day period, each of Adaptimmune or Alpine may, by written notice to the other Party, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution within thirty (30) days after such notice is received.  Such designated officers are as follows:

[***]

[***]

In the event the designated officers or their respective designees are not able to resolve such Dispute within thirty (30) days of such other Party’s receipt of such written notice, then subject to Clause 16.3, either Party may initiate the dispute resolution procedures set forth in Clause 16.2.

16.2      Arbitration.

16.2.1        Rules.  Except as otherwise expressly provided in this Agreement (including under Clause 16.3 with respect to Patent-related matters), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Clause 16.1 shall be resolved through binding arbitration conducted by the International Chamber of Commerce in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce (the “Rules”), except as specifically modified in this Agreement, applying the substantive law specified in Clause 19.1.

16.2.2        Arbitrators; Location.  Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator.  All three (3) arbitrators shall serve as independent arbitrators and have at least ten (10) years of (a) dispute resolution experience (including judicial experience) and/or (b) legal or business experience in the biotech or pharmaceutical industry.  In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under Clause 16.2.2(b).  If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules.  Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator.  The seat, or legal place, of the arbitration proceedings shall be New York, New York.  The arbitration proceedings and all pleadings and written evidence shall be in the English language.  Any written evidence originally in another language shall be translated into English and accompanied by the original or a true copy thereof.

16.2.3        Procedures; Awards.  Each Party agrees to use reasonable efforts to make all of its current employees available to the arbitrators, if reasonably needed, and agrees that the arbitrators may determine any person as necessary.  The arbitrators shall be instructed and required to render a written, binding, nonappealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made.  The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days

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after conclusion of the hearing, unless otherwise agreed by the Parties.  Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.  Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.  All information disclosed and generated in the course of such arbitration proceeding shall be treated as Confidential Information by each of the Parties pursuant to the terms and conditions set forth in Article 11.

16.2.4        Costs.  The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its reasonable attorneys’ fees and associated costs and expenses.  In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue.  If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

16.2.5        Interim Equitable Relief.  Notwithstanding anything to the contrary in this Clause 16.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 16, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Clause 16.2.  Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

16.2.6        Protective Orders; Arbitrability.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrators shall have the power to decide all questions of arbitrability.

16.3      Subject Matter Exclusions.  Notwithstanding the provisions of Clause 16.2, any Dispute not resolved internally by the Parties pursuant to Clause 16.1 that involves the validity or infringement of a Patent shall be brought before an appropriate regulatory or administrative body in the country in which such Patent is granted or applied for, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

16.4      Continued Performance.  Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

17.        ANTIBRIBERY

17.1      Antibribery.

17.1.1        “Anticorruption Laws” means all anticorruption and antibribery laws and regulations, including the US Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010, as amended, and any other applicable anticorruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

17.1.2        “Government Official” means any person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any person who holds or performs the duties of an appointment, office or position created by custom or convention; and

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any person who holds himself out to be the authorised intermediary of any of the foregoing.

17.1.3        The Parties agree, on behalf of themselves and their respective officers, directors and employees, that in connection with this Agreement, it shall not directly or indirectly pay, offer or promise to pay, or authorise the payment of any money, or give, offer or promise to give, or authorise the giving of anything else of value, to (i) any Government Official in order to influence official action; (ii) any person (whether or not a Government Official) (a) to influence such person to act in breach of a duty of good faith, impartiality or trust, (b) to reward such person for acting improperly, or (c) where such person would be acting improperly by receiving the money or other thing of value; (iii) any other person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit a Government Official in order to influence official action for or against any party in connection with the matters that are the subject of this agreement; or (iv) any person to reward that person for acting improperly or to induce that person to act improperly.

17.1.4        The Parties agree, on behalf of themselves and their respective officers, directors and employees that work in connection with this Agreement that they shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anticorruption Laws.  In connection with the performance of the services hereunder, the Parties undertake to comply with the Anticorruption Laws and shall not take any action that will, or would reasonably be expected to, cause it to be in violation of any such laws to the extent applicable to either Party.

17.1.5        Each Party shall promptly provide the other Party with written notice of (i) becoming aware of any breach or violation by the relevant Party or its subcontractors or its or their respective officers, directors, employees, of any of the representation, warranty or undertaking set forth in this Clause 17.1 or (ii) upon receiving a formal notification that it is the target of a formal investigation by any governmental authority for any breach of Anticorruption Laws in connection with the performance of this Agreement.

18.        DATA PROTECTION

18.1      The Parties agree to comply with all applicable national and international laws, regulations and guidelines relating to the protection and processing of personal data and person identifiable information and as further set out in Exhibit 3.

19.        MISCELLANEOUS

19.1      Applicable Law.  This Agreement (including the arbitration provisions of Article 16) shall be governed by and interpreted in accordance with the laws of New York, without reference to the principles of conflicts of laws.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

19.2      Notices.  Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement.  Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; or (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested.  Notices shall be sent to the other Party at the addresses set forth below.  Either Party may change its addresses for purposes of this Clause 19.2 by sending written notice to the other Party.

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If to Alpine:                     [***]

[***]

[***]

[***]

[***]

If to Adaptimmune:        [***]

[***]

[***]

[***]

[***]

19.3      Assignment.  Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the nonassigning Party, such approval not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party that relate to the performance of this Agreement, or of all of its capital stock, or to any successor corporation or entity resulting from any merger, acquisition or consolidation or re-organization of such party with or into such corporation or entity, provided that the Party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement.  Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and permitted assigns.  Any assignment not in accordance with this Clause 19.3 shall be null and void.  It is understood and agreed that the intellectual property rights of any Third Party that becomes an Affiliate of a Party as a result of any Change of Control of such Party and (a) existing immediately prior to the consummation of such Change of Control or (b) developed independent of this Agreement, shall not be included in the intellectual property licensed hereunder by the Party undergoing such Change of Control.

19.4      Independent Contractors.  The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

19.5      Entire Agreement.  Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement.  Each Party confirms that in entering into this Agreement, it has not relied on any representation or statement from the other Party that is not explicitly stated as a warranty or representation under this Agreement.  Nothing in this Clause 19.5 shall exclude any liability for fraud or fraudulent misrepresentation or exclude any remedy for such.

19.6      Amendment; Waiver.  Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorised representative of both Parties.  No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.  The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

19.7      Further Assurance.  Each Party shall, and shall use all Commercially Reasonable Efforts to procure that any necessary Third Party to, promptly execute and deliver such further documents and do such further acts as may be required or appropriate for the purpose of carrying out the purpose of and giving full effect to this Agreement.

19.8      Severability.  The Parties do not intend to violate any public policy or statutory or common law.  However, if any sentence, paragraph, section, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, section, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

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19.9      No Third-Party Rights.  The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party.

19.10    Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless context otherwise clearly requires, whenever used in this Agreement, (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Exhibits; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (e) the singular shall include the plural and vice versa; and (f) the word “or” has the inclusive meaning represented by the phrase “and/or”.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years.

19.11    Other Activities.  The Parties acknowledge that each of them may now or in the future engage in research, manufacturing, development or commercialisation activities that utilize technologies similar to or involve therapies or pharmaceutical products competitive with those contemplated by this Agreement.  Neither Party shall be prevented from using any publicly available research results or other information (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so.  Each Party agrees to inform its key personnel assigned to perform activities hereunder of the limitations on use of Confidential Information contained in this Agreement, instruct such personnel to comply with such restrictions, and where appropriate, impose firewalls or other appropriate measures to minimize the potential for misuse of information.  However, each Party has limited resources, and as a result it is anticipated that personnel assigned to activities hereunder may also participate in other activities that may utilize technologies similar to or involve therapies or pharmaceutical products competitive with those contemplated by this Agreement.  In particular, it is anticipated that personnel in sales, marketing, clinical and regulatory functions, regardless of level, will participate in multiple programs and that management personnel will by nature of their leadership positions participate in multiple programs.

19.12    Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For purposes hereof, a facsimile copy, or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original.

[Signature page follows – the rest of this page intentionally left blank.]

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IN WITNESS WHEREOF, duly authorised representatives of the Parties have executed this Agreement as of the Effective Date.

ADAPTIMMUNE LIMITED

By:	/s/ Helen Tayton-Martin
Name:	Helen Tayton-Martin
Title:	CBO

AIS OPERATING CO., INC.
f/k/a Alpine Immune Sciences, Inc.

By:	/s/ Paul Rickey
Name:	Paul Rickey
Title:	CFO

EXHIBIT 1 – Initial Research Programs

THIS PAGE AND THE FOLLOWING 12 PAGES OF THIS EXHIBIT HAVE BEEN OMITTED because THEY ARE both (i) not material and (ii) would be competitively harmful if publicly disclosed

[***]

EXHIBIT 2 – Payments

Upfront Payments

Upfront Payment for grant of option for the Initial Research Programs

•     In consideration of the grant of the Option to Adaptimmune for an Exclusive License in relation to the two Initial Research Programs, Adaptimmune will pay to Alpine an upfront sum of two million US dollars (US$2,000,000).

Upfront Payments due on Acceptance of Targets for Other Research Programs

•     With respect to each Other Research Program, upon Acceptance of any Other Research Target and mutual agreement by the Parties with respect to the Research Plan for such Other Research Program, Adaptimmune will pay [***].

•     The maximum upfront payments applicable to Other Research Programs will be [***].

Total upfront payments

The total upfront payments payable by Adaptimmune under this Exhibit 2 will not exceed [***].

Milestones

The following Milestones shall be payable by Adaptimmune to Alpine in accordance with clause 8.3 of this Agreement.

Milestone Event	Milestone payable for first Product developed from first Research Program to achieve such event *	Milestone payable for first Product developed from second and subsequent Research Programs to achieve such event
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
Total Milestones per Research Program	[***]	[***]

•     *Note – Payment of Milestones under first column of table above will only apply to the first Research Program under which a Product reaches the first Milestone Event.  For example, where multiple Research Programs are ongoing at the same time, the first column of Milestones will be payable upon the achievement of the respective Milestone events by the first Research Program under which a patient is dosed with a Product from such Research Program [***].  For clarity, the relative start dates of the Research Programs are irrelevant to determining which column of Milestones is applicable to which Research Program.

•     ** Note – [***]

EXHIBIT 3 – DATA PROTECTION

1.1        In this Exhibit:

(a)      Adaptimmune is the Controller and Alpine is the Processor; and

(b)      the types of Personal Data and categories of Data Subject which will be processed, the nature and purpose of that processing and the duration of that processing are as set out below:

(i)       Personal Data capable of identifying any of Controller’s employees, contractors or other individuals working for or on behalf of Controller.

(c)      Data Protection Legislation in this Exhibit refers to all applicable privacy and data protection laws including the General Data Protection Legislation ((EU) 2016/679) (GDPR) and any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of personal data and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) (Privacy Regulations) as amended by the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2011 (SI 2011/1208), the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2015 (SI 2015/355) and the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2016 (SI 2016/524).

(d)      Personal Data and Data Subject shall have the meanings given to them under the Data Protection Legislation.

1.2        In relation to the processing of Personal Data, Processor shall:

(a)      only process Personal Data in accordance with the Controller's written instructions from time to time (which may be specific instructions or standing instructions of general application in relation to the performance of a Research Program or this Agreement, whether set out in this Agreement or otherwise notified to the Processor, unless such processing is required by any law (other than contract law) to which the Processor is subject, in which case the Processor shall (to the extent permitted by law) inform the Controller of that legal requirement before carrying out the processing;

(b)      immediately notify the Controller if it considers that the Controller's instructions are in breach of the GDPR or other EU member state laws; and

(c)      keep a written record of all such processing activities.

1.3        In relation to the security and confidentiality of the Personal Data, Processor shall:

(a)      ensure that it has in place appropriate technical and organisational measures to ensure a level of security for the Personal Data which is appropriate to the risks to individuals that may result from the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to the Personal Data;

(b)      in addition to the confidentiality obligations in Article 11 of this Agreement:

(i)       ensure that only those of the Processor's personnel who need to have access to the Personal Data are granted access to such data and only for the purposes of the performance of this Agreement and all of the Processor's personnel required to access the Personal Data are informed of the confidential nature of the Personal Data, comply with the obligations set out in this Exhibit, and are bound by appropriate confidentiality obligations when accessing the Personal Data; and

(ii)       not publish, disclose or divulge any of the Personal Data to any third party (including for the avoidance of doubt the Data Subject itself) unless directed to do so in writing by the Controller;

(c)      not modify, amend or alter the contents of the Personal Data unless specifically authorised in writing by the Controller.

1.4        If the Processor becomes aware of a Personal Data breach, it shall notify the Controller without undue delay on becoming of aware of such a breach.

1.5        The Processor shall notify the Controller within five Business Days upon receiving the following:

(a)      a request from a Data Subject to have access to that person's Personal Data; or

(b)      a complaint or request relating to the Controller's obligations under the Data Protection Legislation; or

(c)      any other communication relating directly or indirectly to the processing of any Personal Data in connection with this Agreement.

1.6        The Processor shall provide the Controller with full co-operation and assistance in order to enable the Controller to comply with its obligations under the Data Protection Legislation in relation to:

(a)      the Controller's obligations in relation to responding to Data Subject requests;

(b)      the security of the Personal Data;

(c)      notifying Personal Data breaches to the relevant supervisory authority;

(d)      communicating personal data breaches to the Data Subject; and

(e)      impact assessments and related consultations with supervisory authorities or regulators.

1.7        The Processor shall:

(a)      make available to the Controller all information that the Controller requests from time to time to enable the Controller to verify that the Processor is in compliance with its obligations in this Exhibit; and

(b)      permit the Controller or its external advisers to inspect and audit the Processor’s data processing activities and those of its agents, subsidiaries and Subcontractors (to the extent the Processor is reasonably able to procure such third-party access).

1.8        The Processor shall not engage or authorise a subcontractor to process the Personal Data unless:

(i)       it has obtained the prior written consent of the Controller (which may be granted or withheld in the Controller's sole discretion) before transferring the Personal Data to any Subcontractors in connection with the provision of the Services; and

(ii)       the Subcontractor has either entered into a direct contract with the Controller or a contract with the Processor which incorporates the provisions equivalent to those in this agreement in relation to confidentiality, data protection and security

1.9        In relation to transfers of Personal Data to areas outside the European Economic Area (EEA) in addition to initial transfer of Personal Data from Controller to Processor:

(a)      the Processor shall not transfer any Personal Data outside the EEA without the Controller’s prior written consent; and

(b)      if the Controller consents to any transfers pursuant to preceding clause, the Processor shall ensure that the following conditions are met in relation to such transfers:

(i)       the Processor complies with its obligations under the Data Protection Legislation by ensuring that there is an adequate level of protection to any Personal Data that is transferred (including as relevant model clauses or adoption of Privacy Shield as appropriate);

(ii)       that there are appropriate safeguards in place in relation to that transfer;

(iii)      that Data Subjects have enforceable rights and effective legal remedies; and

(iv)      that the Processor shall comply with any other reasonable instructions as notified to it by the Controller in relation to such transfers.

1.10      The Controller acknowledges that the Processor is reliant on the Controller alone for direction as to the extent the Processor is entitled to use and process the Personal Data.  The Processor shall be entitled to relief from liability in circumstances where a Data Subject makes a claim or complaint with regards to the Processor’s actions to the extent that such actions directly result from instructions received from the Controller.

1.11      On the expiry or termination of this Agreement, the Processor shall notify the Controller of the Personal Data that it holds.  Promptly following such expiry or termination, and unless otherwise instructed in writing by Controller or continued storage is required by the Processor to comply with Applicable Laws, the Processor shall securely and permanently destroy all copies of Personal Data in its possession or control (other than any copy transferred to the Controller in accordance with Controller’s request).

1.12      The Processor shall, at all times during and after the term of this Agreement, indemnify the Controller and keep the Controller indemnified against all losses, damages, costs or expenses and other liabilities (including legal fees) incurred by, awarded against or agreed to be paid by the Controller arising from any breach of the Processor’s obligations under this Exhibit except and to the extent that such liabilities have resulted directly from the Controller’s instructions.

EXHIBIT 4 – GOVERNANCE

1.          Joint Steering Committee.

1.1        Formation and Composition.  As soon as reasonably possible and in any event within thirty (30) days after the Effective Date, Adaptimmune and Alpine shall establish a joint steering committee (the “JSC”) to monitor and coordinate the communication and activities of both Parties under this Agreement.  The JSC shall be composed of at least three (3) but no more than four (4) representatives designated by each Party and in each case an equal number of representatives from each Party.  Representatives must be appropriate for the tasks then being undertaken and the stage of development or commercialisation applicable, in terms of their seniority, decision-making authority, availability, function in their respective organizations, training and experience.  Each Party may replace its JSC representatives from time to time upon written notice to the other Party; provided, however, if a Party’s JSC representative is unable to attend a JSC meeting, such Party may designate an alternate to attend such JSC meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JSC representative at such JSC meeting.  The Alliance Managers may attend meetings of the JSC but shall have no right to vote on any decisions of the JSC.

1.2        JSC Responsibilities.  In addition to its overall responsibility for monitoring the activities of the Parties under this Agreement, the JSC shall, in particular:

(a)    work to resolve, through good faith discussions, any dispute, controversy or claim between the Parties arising during the performance of any Research Program and related to the matters under the authority of the JSC;

(b)    review any Targets proposed by Adaptimmune for a new Research Program pursuant to Clause 3.1.3;

(c)    review and approve any material amendments to any Research Program or Research Plan proposed by the JPT;

(d)    review and approve any criteria (and amendments to such criteria) for the research and preclinical development of any Product under any Research Program including criteria required for any Product to proceed to the next phase of development under any Research Program;

(e)    perform such other functions as may be agreed to by the Parties in writing, or as specified in this Agreement.

1.3        Decision making for JSC.  Each Party will discuss and attempt to resolve any potential or evolving disagreement through its respective Alliance Managers and/or the JPT before it is brought before the JSC for resolution.  With respect to the responsibilities of the JSC, each Party shall have one vote on all matters brought before the JSC.  The JSC shall operate as to matters within its responsibility by unanimous vote.  Each Party shall make decisions in good faith and shall not take any decisions which would unreasonably delay the performance of any Research Program.  If the JSC is unable to achieve a unanimous vote within thirty (30) days of any matter being brought before the JSC and such matter relates to any Research Program or any Product (including progression of any Product through the Research Program and in to Clinical Trials), then such matter may be referred to the President of Research at Adaptimmune and [***], President and Head of R&D, at Alpine for resolution.  If the executives are unable to resolve such matter within thirty (30) days following such matter bring brought forth thereto, [***]

1.4        Any JSC decisions, any decisions of the Party’s senior managers and Adaptimmune’s final decision-making authority under Paragraph 1.3 above are subject to the following: (i) neither the JSC, the senior managers nor Adaptimmune shall have the unilateral or overriding authority to amend or modify, or waive a Party’s own compliance with, this Agreement including in relation to the scope or terms of any license to Intellectual Property Rights; and (ii) neither the JSC, the senior managers nor Adaptimmune will have the unilateral or overriding authority to amend any Research Program in a way which would materially increase the cost for the other Party or materially increase the resources required from the other Party.

2.          Joint Project Team.

2.1        Formation and Composition.  As soon as reasonably possible and in any event within thirty (30) days after the Effective Date, Adaptimmune and Alpine shall establish a joint project team (the “JPT”) to monitor and coordinate the communication and activities of both Parties under all Research Programs.  The JPT shall be composed of at least two (2) but no more than three (3) representatives designated by each Party and in each case an equal number of representatives from each Party.  Representatives must be appropriate for the tasks then being undertaken and the applicable stage of research, in terms of their seniority, decision-making authority, availability, function in their respective organisations, training and experience.  Each Party may replace its JPT representatives from time to time upon written notice to the Alliance Manager of the other Party; provided, however, if a Party’s JPT representative is unable to attend a JPT meeting, such Party may designate an alternate to attend such JPT meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JPT representative at such JPT meeting.  The Alliance Managers may attend meetings of the JPT but shall have no right to vote on any decisions of the JPT.

2.2        JPT Responsibilities for Research Program.  The JPT shall have overall responsibility for monitoring the activities during each Research Program.  The JPT shall, in particular:

(a)      work to resolve, through good faith discussions, any dispute, controversy or claim related to the matters under the authority of the JPT;

(b)      recommend to the JSC any material changes to any Research Program, including any amendments to any Research Plan;

(c)      monitor performance of each Research Program; and

(d)      review any data arising from any Research Program.

2.3        JPT Decision Making.  With respect to the responsibilities of the JPT, each Party shall have one vote on all matters brought before the JPT and the JPT shall operate by unanimous vote.  If the JPT is unable to achieve a unanimous vote within thirty (30) days of any matter being brought before the JPT, then such matter may be referred in writing to the JSC at either Party’s discretion.  Each Party shall make decisions within the JPT in good faith and on a timely basis; provided that any JPT decisions shall be subject to the conditions applied to JSC decisions, as set forth in Paragraph 1.3 above.

2.4        Ad-hoc Committees.  The JSC or JPT, as appropriate, may also authorise the setting up of subcommittees in relation to particular or specific aspects of any Research Program or other performance of this Agreement.  Such subcommittees shall act in the same way as the JPT and regularly report in to the JPT.

3.          Meetings.

3.0        JSC Meetings.  The JSC shall hold meetings in English at such frequency as determined by the JSC members, but at least once every [***].  Such JSC meetings may be conducted in person, via teleconference or otherwise, in each case as agreed by the JSC.  The in-person JSC meetings shall alternate between Adaptimmune’s facilities in Abingdon, Oxfordshire, England and at Alpine’s facilities in Seattle, Washington, USA.

3.1        JPT Meetings.  The JPT shall meet once every calendar month at Adaptimmune’s facilities in Abingdon, Oxfordshire, England, or at Alpine’s facilities in Seattle, Washington, USA, or via teleconference or otherwise, in each case as agreed by the JPT.  Where possible, meetings will be held by telephone conference.  Where necessary, for example to resolve any dispute or to agree upon changes to any Research Program, as applicable, the JPT shall meet more frequently.

3.2        Meeting Agendas and Minutes.  Not later than [***] after each of the JSC or JPT as applicable, are formed, the respective committees shall each hold an organizational meeting by videoconference or teleconference to establish their respective operating procedures, including establishment of agendas, and preparation and approvals of minutes.  The Parties shall alternate responsibility for taking the meeting minutes; provided that Alpine shall be responsible for taking the meeting minutes at the first meeting of each committee or team.  Meeting minutes shall be sent to both Parties promptly (and in any event within fourteen (14) days) after a meeting for review, comment and approval by each Party.  Where minutes are not approved by both Parties, the dispute shall be resolved at the next committee or team meeting.  A decision that is made at any meeting shall be recorded in meeting minutes.

3.3        General.  Employees of each Party, other than its nominated committee or team representatives, may attend meetings of the JSC and JPT as nonvoting participants with fifteen (15) days’ prior written notice to the JSC and JPT members, as applicable, of the other Party.  Each Party shall be responsible for all of its own expenses of participating in the JSC or JPT.  In addition each Party may nominate the same individuals as representatives on multiple committees.

4.          Dissolution.

4.1        Dissolution of JSC.  The JSC shall dissolve on termination of this Agreement or completion of all Research Programs, or as mutually agreed to by the Parties.

4.2        Dissolution of JPT.  The JPT shall automatically dissolve on Completion of all Research Programs or, if earlier, termination of this Agreement or all Research Programs, or as mutually agreed by the Parties.

4.3        Dissolution of Ad-hoc subcommittees.  Each Ad-hoc subcommittee will be deemed dissolved by the Parties on completion of the relevant activity in relation to which the subcommittee was set up, or as mutually agreed by the Parties.

Exhibit 5 – Press Release

Adaptimmune and Alpine Immune Sciences Announce Collaboration and License Agreement to Develop Next Generation SPEAR T-Cell Products

-  Adaptimmune to license Alpine’s Secreted and Transmembrane Immunomodulatory Protein technology for use with SPEAR T-cells to enhance antitumor responses -

May 14, 2019, Adaptimmune Therapeutics plc, Philadelphia, PA, and Oxfordshire, UK (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, and Alpine Immune Sciences, Inc., Seattle, WA, (NASDAQ:ALPN), a leading immunotherapy company focused on developing treatments for autoimmune diseases and cancer, today announced a collaboration and license agreement to develop next-generation SPEAR T-cell products which incorporate Alpine’s secreted and transmembrane immunomodulatory protein (termed SIP™ and TIP™) technology. This collaboration will further enhance Adaptimmune’s efforts to design and develop next-generation SPEAR T-cell therapies.

“SPEAR T-cell therapies have demonstrated clinical promise for the treatment of solid tumors. Based on knowledge emerging from translational research of resistance mechanisms, we will start our first next-gen clinical study with ADP-A2M4 CD8 in the second half of 2019,” said Rafael Amado, Adaptimmune’s President of R&D. “We are very excited to begin this collaboration with Alpine which complements our research on next generation SPEAR T-cells. We believe that Alpine’s platform technology could engage further rapid and flexible immunomodulatory mechanisms, which would enable the development of future next-generation SPEAR T-cells with enhanced antitumor potential.”

“Our directed evolution platform has successfully generated many unique, multi-functional protein domains designed to favorably modulate the tumor microenvironment via validated immune targets,” said Stanford Peng, MD PhD, Alpine’s President and Head of Research & Development. “We look forward to working with Adaptimmune to develop next-generation SPEAR T-cell therapies to achieve improved clinical outcomes.”

Alpine and Adaptimmune will collaborate on a specified number of programs to develop SIP and TIP candidates with tailored affinities and modulatory activities that may enhance the anti-tumor responses seen with Adaptimmune’s SPEAR T-cells.

For each program, Adaptimmune has an option to take a worldwide exclusive license for development and commercialization of SPEAR T-cell products incorporating the developed SIP or TIP candidate for the treatment of cancer.

Under the terms of the collaboration agreement, Adaptimmune will provide an upfront payment and research funding for ongoing programs.  In addition, Alpine may be eligible for downstream development and commercialization milestones up to $288M, if all pre-specified milestones for each program are achieved.

Alpine will receive low-single digit royalties on worldwide net sales of the applicable products.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T‑cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

About Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. is committed to leading a new wave of functional immune therapeutics. Alpine is employing directed evolution to create potentially powerful multifunctional immunotherapies to improve patients’ lives. Alpine has two lead programs. The first, ALPN-101 for autoimmune/inflammatory diseases, is a dual ICOS/CD28 antagonist, engineered to reduce pathogenic immune responses. The second, ALPN-202 for cancer, is a dual PD-L1/CTLA-4 antagonist and PD-L1-dependent CD28 costimulator intended to combine checkpoint inhibition with T cell costimulation – an approach currently absent from approved checkpoint therapies. Alpine is backed by world-class research and development capabilities, a highly-productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com.

Forward-Looking Statements Adaptimmune

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Forward-Looking Statements Alpine

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies, the potential future development plans of our and our collaborators’ product candidates and our and our collaborators’ ability to successfully develop and achieve milestones in development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; our discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Transmembrane Immunomodulatory Protein”, “TIP”, “Secreted Immunomodulatory Protein”, “SIP”, “Variant Ig Domain”, “vIgD”, and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez – VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. – Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

Alpine Contacts:

Investor Relations:

Pure Communications

Courtney Dugan, 212-257-6723

cdugan@purecommunications.com

Media Relations:

Pure Communications

Jennifer Paganelli, 347-658-8290

jpaganelli@purecommunications.com

Exhibit 6 – Alpine Patents

THIS PAGE AND THE FOLLOWING 4 PAGES OF THIS EXHIBIT HAVE BEEN OMITTED because THEY ARE both (i) not material and (ii) would be competitively harmful if publicly disclosed

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